UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Orion Energy Systems, Inc.

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NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Fiscal 2012 Accelerated Vesting Option Grants
Compensation Committee Report
Summary Compensation Table for Fiscal 2011
Grants of Plan-Based Awards for Fiscal 2011
Outstanding Equity Awards at Fiscal 2011 Year End
Option Exercises for Fiscal 2011
RISK ASSESSMENT OF OUR COMPENSATION POLICIES AND PRACTICES
PROPOSAL TWO: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
PROPOSAL THREE: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
DIRECTOR COMPENSATION
Director Compensation for Fiscal 2011
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AUDIT AND FINANCE COMMITTEE MATTERS
PROPOSAL FOUR: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL FIVE: AMENDMENT TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT MAY BE ISSUED UNDER THE OUR 2004 STOCK AND INCENTIVE AWARDS PLAN
Equity Compensation Plan Information
PROPOSAL SIX: APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER OUR 2004 STOCK AND INCENTIVE AWARDS PLAN
ANNUAL REPORT ON FORM 10-K
SHAREHOLDER PROPOSALS
SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
MAILINGS TO HOUSEHOLDS
PROXY SOLICITATION

Orion Energy Systems, Inc.
2210 Woodland Drive
Manitowoc, Wisconsin 54220
(800) 660-9340

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Orion Energy Systems, Inc.:

We cordially invite you to attend our 2011 Annual Meeting of Shareholders on October 26, 2011, at 1:00 p.m., Central Time, at our corporate headquarters, 2210 Woodland Drive, Manitowoc, Wisconsin 54220.

At the annual meeting, as we describe in the accompanying proxy statement, we will ask you to vote on the following matters:

1. the election of two nominees as directors named in the attached proxy statement to serve terms expiring at the annual meeting of shareholders to be held in 2014 and until their successors have been duly elected and qualified;

2. an advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying proxy statement;

3. an advisory vote on the frequency of the advisory shareholder vote on the compensation of our named executive officers;

4. the ratification of BDO USA, LLP to serve as our independent registered public accounting firm for our fiscal year 2012;

5. a proposal to approve an amendment of our 2004 Stock and Incentive Awards Plan to increase the number of shares authorized for issuance thereunder, contingent on our company’s achievement of certain specified financial objectives for fiscal 2012;

6. a proposal to approve the material terms of the performance goals under our 2004 Stock and Incentive Awards Plan for purposes of qualifying compensation awarded under the Plan as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended; and

7. such other business as may properly come before the annual meeting, or any adjournment or postponement thereof.

You are entitled to vote at the annual meeting only if you were a shareholder of record at the close of business on August 31, 2011. A proxy statement and proxy card are enclosed. Whether or not you expect to attend the annual meeting, it is important that you promptly complete, sign, date and mail the proxy card in the enclosed envelope so that you may vote your shares. If you hold your shares in a brokerage account, you should be aware that, if you do not instruct your broker how to vote, your broker will not be permitted to vote your shares for the election of directors, on the advisory vote to approve the compensation of our named executive officers, on the advisory vote on the frequency of advisory votes on the compensation of our named executive officers, on the proposal to approve an amendment of our 2004 Stock and Incentive Awards Plan or on the proposal to approve the material terms of the performance goals under our 2004 Stock and Incentive Awards Plan. Therefore, you must affirmatively take action to vote your shares at our annual meeting. If you do not, your shares will not be voted on these items.

By order of the Board of Directors:

Neal R. Verfuerth
Chief Executive Officer

Manitowoc, Wisconsin
September 9, 2011

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on October 26, 2011. The Orion Energy Systems, Inc. proxy statement for the 2011 Annual Meeting of Shareholders and the 2011 Annual Report to Shareholders are available at https://www.proxydocs.com/oesx.

Our Annual Report on Form 10-K is enclosed with this notice and proxy statement.

PROXY STATEMENT

FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS
To be Held October 26, 2011

This proxy statement and accompanying form of proxy are being furnished to our shareholders beginning on or about September 9, 2011, in connection with the solicitation of proxies by our board of directors for use at our 2011 Annual Meeting of Shareholders to be held on Wednesday, October 26, 2011, at 1:00 p.m., local time, at our corporate headquarters, 2210 Woodland Drive, Manitowoc, Wisconsin 54220, and at any adjournment or postponement thereof (which we refer to collectively as our “annual meeting”), for the purposes set forth in the attached Notice of 2011 Annual Meeting of Shareholders and as described herein.

Execution of a proxy will not affect your right to attend the annual meeting and to vote in person, nor will your presence revoke a previously submitted proxy. You may revoke a previously submitted proxy at any time before it is exercised by giving written notice of your intention to revoke the proxy to our Board Secretary, by notifying the appropriate personnel at the annual meeting in writing or by voting in person at the annual meeting. Unless revoked, the shares represented by proxies received by our board of directors will be voted at the annual meeting in accordance with the instructions thereon. If no instructions are specified on a proxy, the votes represented thereby will be voted: (1) for the board’s two director nominees set forth below; (2) for the advisory vote to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the executive compensation tables set forth below in this proxy statement; (3) for the submission of the compensation of our named executive officers to an advisory vote of shareholders on an annual basis; (4) for ratification of BDO USA, LLC to serve as our independent registered public accounting firm for our fiscal year 2012; (5) for approval of the amendment of our 2004 Stock and Incentive Awards Plan to increase the number of shares authorized for issuance thereunder, contingent on our company’s achievement of certain specified financial objectives for fiscal 2012; (6) for approval of the material terms of the performance goals under our 2004 Stock and Incentive Awards Plan; and (7) on such other matters that may properly come before the annual meeting in accordance with the best judgment of the persons named as proxies.

IMPORTANT: If you hold your shares in a brokerage account, you should be aware that, if you do not instruct your broker how to vote, your broker will not be permitted to vote your shares for the election of directors, on the advisory vote to approve the compensation of our named executive officers, on the advisory vote on the frequency of advisory votes on the compensation of our named executive officers, on the proposal to approve an amendment of our 2004 Stock and Incentive Awards Plan or on the proposal to approve the material terms of the performance goals under our 2004 Stock and Incentive Awards Plan. Therefore, you must affirmatively take action to vote your shares at our annual meeting. If you do not, your shares will not be voted on these items.

The two nominees receiving the highest vote totals of the eligible shares of our common stock, no par value per share (“Common Stock”), will be elected as our directors. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect.

The advisory vote to approve the compensation of our named executive officers, the appointment of BDO USA, LLC to serve as our independent registered public accounting firm for our fiscal year 2012, the proposal to approve the amendment of our 2004 Stock and Incentive Awards Plan to increase the number of shares authorized for issuance thereunder and the proposal to approve the material terms of the performance goals under our 2004 Stock and Incentive Awards Plan will be approved if the votes cast in favor of approval exceed the votes cast against approval. The frequency of the advisory vote on the compensation of our named executive officers receiving the greatest number of votes cast in favor of such frequency, whether every year, every two years or every three years, will be the frequency of the advisory vote on executive compensation that shareholders are deemed to have approved. Abstentions will be counted for purposes of determining the presence of a quorum but will be disregarded in the calculation of votes cast and will have no effect on the advisory vote on the frequency of the advisory vote on executive compensation.

Only holders of record of shares of our Common Stock as of the close of business on August 31, 2011 (the “Record Date”) are entitled to vote at the annual meeting. As of the Record Date, we had 22,991,900 shares of Common Stock outstanding and entitled to vote. The record holder of each share of Common Stock outstanding on the Record Date is entitled to one vote per share on each matter submitted for shareholder consideration at the annual meeting.

In order for us to validly transact business at the annual meeting, we must have a quorum present. A majority of the votes of the shares of Common Stock entitled to be cast, or shares representing at least 11,495,951 votes, will represent a quorum for the purposes of electing directors, conducting an advisory vote to approve the compensation of our named executive officers, conducting an advisory vote on the frequency of the advisory shareholder vote on the compensation of our named executive officers, ratifying BDO USA, LLC to serve as our independent registered public accounting firm for fiscal 2012, approving an amendment to our 2004 Stock and Incentive Awards Plan, approving the material terms of the performance goals under our 2004 Stock and Incentive Awards Plan and conducting any other business that may properly come before the annual meeting.

WE INTEND TO BEGIN MAILING THIS PROXY STATEMENT ON OR ABOUT SEPTEMBER 9, 2011.

PROPOSAL ONE:

ELECTION OF DIRECTORS

We maintain a staggered board of directors divided into three classes. Currently, there are three directors in each of Class I, Class II and Class III. Each director serves for a term ending on the date of the third annual shareholders’ meeting following the annual shareholders’ meeting at which such director’s class was most recently elected and until his or her successor is duly elected and qualified. At the annual meeting, the terms of all three of our current Class I directors will expire. Two of these directors are nominees for re-election at the annual meeting, and one of them will not be standing for re-election but is being appointed as a director emeritus. As a result, at the annual meeting, our shareholders will elect two Class I directors to serve until our 2014 annual meeting of shareholders and until their successors are duly elected and qualified.

The board’s nominees for election as Class I directors for terms expiring at the 2014 annual meeting are Michael J. Potts and Elizabeth Gamsky Rich, each of whom is currently serving as a director of our company. Ms. Rich was appointed to our board of directors on June 23, 2010 and has not previously been elected by our shareholders. Mr. Potts has served on our Board since 2001. More information about Ms. Rich and Mr. Potts is set forth below. Additionally, Thomas A. Quadracci will not be standing for reelection at the annual meeting. However, in recognition of his long service as a director and a past chairman of our board of directors, and to ensure that the board retains Mr. Quadracci’s strategic viewpoints and perspectives on key board decisions, Mr. Quadracci will be appointed by the board as a director emeritus and will be invited to attend future meetings of the board and its committees but, after the date of our annual meeting, he will no longer be a member of the board or entitled to vote on board or committee matters. Mr. Quadracci has served as a director since 2006, and was chairman of our board of directors from 2006 until 2009. Mr. Quadracci was executive chairman of Quad/Graphics, Inc., one of the United States’ largest commercial printing companies which he co-founded in 1971, until January 1, 2007, where he also served at various times as executive vice president, president and chief executive officer, and chairman and chief executive officer. Mr. Quadracci also founded and served as President of Quad/Tech, Inc., a manufacturer and marketer of industrial controls, until 2002.

The individuals named as proxy voters in the accompanying proxy, or their substitutes, will vote for the board’s nominees with respect to all proxies we receive unless instructions to the contrary are provided. If any nominee becomes unavailable for any reason, the votes will be cast for a substitute nominee designated by our board. Our directors have no reason to believe that any of the nominees named below will be unable to serve if elected.

The following sets forth certain information, as of August 31, 2011, about each of the board’s nominees for election at the annual meeting, each director of our company whose term will continue after our annual meeting, and each current director not standing for re-election at the annual meeting.

Nominees For Election at the Annual Meeting

Class I Directors — Terms Expiring 2011

Michael J. Potts, 47, became our president and chief operating officer in July 2010. Prior to becoming our president and chief operating officer, Mr. Potts served as our executive vice president since 2003 and has served as a director since 2001. Mr. Potts joined our company as our vice president — technical services in 2001. Prior to joining our company, Mr. Potts founded Energy Executives Inc., a consulting firm that assisted large energy-consuming clients on energy issues. From 1988 through 2001, Mr. Potts was employed by Kohler Co., one of the world’s largest manufacturers of plumbing products. From 1990 through 1999 he held the position of supervising engineer — energy in Kohler’s energy and utilities department. In 2000, Mr. Potts assumed the position of supervisor — energy management group of Kohler’s entire corporate energy portfolio, as well as the position of general manager of its natural gas subsidiary. Mr. Potts is licensed as a professional engineer in Wisconsin. We believe that Mr. Potts’ experiences as our executive vice president and in leadership roles in the energy industry and his public affairs experience and engineering background qualify him for service as a director of our company.

Elizabeth Gamsky Rich, 52, was appointed to our board of directors in June 2010. Since January 2009 and from 2000 to 2007, Ms. Rich has been the owner of, and an attorney with, Elizabeth Gamsky Rich & Associates S.C., a law firm offering legal services in the areas of energy law, environmental law, land use, real estate law and business law. From September 2007 to January 2009, Ms. Rich was a principal shareholder of Petrie & Stocking S.C., supervising a general legal practice and practicing in the areas of energy, environmental and real estate law and related litigation. Ms. Rich has served as a member of the board of directors for Outpost Natural Foods, Gateway 2 Center Inc., the Wisconsin State Bar Board of Governors and the Plymouth Arts Foundation, and she currently serves on the board of directors for the Farm-to-Consumer Legal Defense Foundation. We believe that Ms. Rich’s background in advising companies in the energy and environmental sectors and her experience as a director for various entities qualify her for service as a director of our company.

RECOMMENDATION OF THE BOARD: The board of directors recommends a vote for Ms. Rich and Mr. Potts for election as Class I directors at the annual meeting to serve until our 2014 annual meeting of shareholders and until their successors are duly elected and qualified.

Directors Continuing in Office

Class II Directors — Terms Expiring 2012

Mark C. Williamson, 57, has served as a director since April 2009 and has been our lead independent director since October 2009. Mr. Williamson has been a partner of Putnam Roby Williamson Communications of Madison, Wis., a strategic communications firm specializing in energy utility matters, since 2008. He has more than 20 years of executive-level utility experience. Prior to joining Putnam Roby Williamson Communications, Mr. Williamson was vice president of major projects for American Transmission Company from 2002 to 2008, served as executive vice president and chief strategic officer with Madison Gas and Electric Company from 1986 to 2002 and, prior to 1986, was a trial attorney with the Madison firm of Geisler and Kay S.C. We believe that Mr. Williamson’s background in the energy utility industry and in management positions qualify him for service as a director of our company.

Michael W. Altschaefl, 52, has served as a director since October 2009. Mr. Altschaefl is an owner and chief executive officer of Albany-Chicago Company LLC, a custom die cast and machined components company. Mr. Altschaefl is a certified public accountant. Prior to joining Albany-Chicago Company LLC in 2008, Mr. Altschaefl served as a partner with Grant Thornton LLP, an independent registered public accounting firm, for six years. We believe that Mr. Altschaefl’s experience in leadership positions at manufacturing companies and his background as a public accountant qualify him for service as a director of our company.

Tryg C. Jacobson, 55, was appointed to our board of directors on May 31, 2011. Since 2010, Mr. Jacobson has been the founder and president of Jake’s Café LLC, a collaborative community for creative professionals. Prior to founding Jake’s Café LLC, Mr. Jacobson was the owner and chairman of Jacobson Rost, a Wisconsin-based marketing communications firm specializing in corporate branding, from 1981 to 2010. Before joining Jacobson Rost, Mr. Jacobson ran Ice Nine Corporation, a Minneapolis textile printing firm he founded in 1978. In addition to his business responsibilities, Mr. Jacobson served until 2010 on the Kohler Foundation’s Board of Directors. He has also been a brand specialist/speaker for The Executive Committee since 1995, focusing on teaching his brand methodology to businesses in the United States and Canada. Mr. Jacobson has also served as a director of US Sailing Center Sheboygan since 2009. We believe that Mr. Jacobson’s experiences in leadership positions at companies in the corporate communications and branding industries qualify him for service as a director of our company.

Class III Directors — Terms Expiring 2013

Neal R. Verfuerth, 52, has been a director since 1998 and our chief executive officer since 2005. From 1998 until July 2009, Mr. Verfuerth also served as our president, and from 2009 until August 25, 2010, he served as chairman of our board of directors. He co-founded our company in 1996 and served until 1998 as our vice president. From 1993 to 1996, he was employed as director of sales/marketing and product development of Lights of America, Inc., a manufacturer and distributor of compact fluorescent lighting technology. Prior to that time, Mr. Verfuerth served as president of Energy 2000/Virtus Corp., a solar heating and energy efficient lighting business. Mr. Verfuerth has invented many of our products, principally our Compact Modular energy efficient lighting system, and other related energy control technologies used by our company. We believe that Mr. Verfuerth’s role as founder of our company and inventor of many of our products and his experience in leadership positions in the energy management industry qualify him for service as a director of our company.

James R. Kackley, 69, has been a director since 2005 and the non-executive chairman of our board of directors since August 25, 2010, and served as our president and chief operating officer from July 2009 until May 2010. Mr. Kackley practiced as a public accountant for Arthur Andersen, LLP from 1963 to 1999. From 1974 to 1999, he was an audit partner for the firm. In addition, in 1998 and 1999, he served as chief financial officer for Andersen Worldwide. From June 1999 to May 2002, Mr. Kackley served as an adjunct professor at the Kellstadt School of Management at DePaul University. Mr. Kackley serves as a director, a member of the executive committee and the audit committee chairman of Herman Miller, Inc. From 2004 until 2010, Mr. Kackley served as a director and member of the management resources and compensation committee and audit committee of PepsiAmericas, Inc. prior to its sale, and from February 2007 to October 2007 he also served as a director and a member of the nominating and governance committee and the audit committee of Ryerson, Inc. prior to its sale. In December 2010, Mr. Kackley was elected to the board of directors of Perficient, Inc., a publicly-traded information technology consulting firm, where he serves as a member of the audit committee and nominating and governance committee. We believe that Mr. Kackley’s background as a public accountant and chief financial officer, his public company audit committee service, his role as our president and chief operating officer and his experience in leadership positions in business qualify him for service as a director of our company.

Thomas N. Schueller, 68, was appointed to our board of directors in April 2010 and elected by shareholders at our 2010 annual meeting. From 2007 until his retirement in 2009, Mr. Schueller was chief credit officer and managing director of Lake Shore Wisconsin Corporation, a commercial banking enterprise headquartered in Sheboygan, Wisconsin. Prior to his position at Lake Shore Wisconsin Corporation, Mr. Schueller served as president and senior loan review officer of Community Bank and Trust of Sheboygan, a commercial bank headquartered in Sheboygan, Wisconsin, from 1990 to 2007. From 1970 to 1989, Mr. Schueller served in a variety of positions, including senior vice president and regional senior lender, for Citizens Bank and Trust in Sheboygan. We believe that Mr. Schueller’s career in the commercial finance industry and his experience in helping to finance many growth companies qualify him for service as a director of our company.

We strongly encourage our directors to attend our annual meeting. All but one of our then serving directors attended our 2010 annual meeting.

CORPORATE GOVERNANCE

Board of Directors — General

Our board of directors met six times during fiscal 2011. All of our directors attended at least seventy-five percent of the aggregate of (a) the total number of meetings of the board held during the fiscal year while they were a director and (b) the total number of meetings held by all committees of the board on which they served during the fiscal year while they were serving on the committees.

Our board has determined that each of Ms. Rich and Messrs. Altschaefl, Jacobson, Quadracci, Schueller and Williamson is independent under the listing standards of the NYSE Amex LLC (which we refer to as the “NYSE Amex”). Our board generally uses the director independence standards set forth by the NYSE Amex as its subjective independence criteria for directors, and then makes an affirmative determination as to each director’s independence by taking into account other, objective criteria as applicable.

Board Committees

Our board of directors has established an audit and finance committee, a compensation committee and a nominating and corporate governance committee, and has adopted charters for each committee describing their respective responsibilities. The charters are available on our website at www.oesx.com.

Our audit and finance committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (which we refer to as the “Exchange Act”) and is currently comprised of Messrs. Altschaefl, Quadracci, Schueller and Williamson, with Mr. Altschaefl acting as the chair. Each member of the audit and finance committee is an audit committee financial expert, as defined under rules of the Securities and Exchange Commission (which we refer to as the “SEC”) implementing Section 407 of the Sarbanes-Oxley Act of 2002 (which we refer to as the “Sarbanes-Oxley Act”). The principal responsibilities and functions of our audit and finance committee are to (i) oversee the reliability of our financial reporting, the effectiveness of our internal control over financial reporting, and the independence of our internal and external auditors and audit functions and (ii) oversee the capital structure of our company and assist our board of directors in assuring that appropriate capital is available for operations and strategic initiatives. In carrying out its accounting and financial reporting oversight responsibilities and functions, our audit and finance committee, among other things, oversees and interacts with our independent auditors regarding the auditors’ engagement and/or dismissal, duties, compensation, qualifications and performance; reviews and discusses with our independent auditors the scope of audits and our accounting principles, policies and practices; reviews and discusses our audited annual financial statements with our independent auditors and management; and reviews and approves or ratifies (if appropriate) related party transactions. Our audit and finance committee also is directly responsible for the appointment, compensation, retention and oversight of our independent auditors. Our audit and finance committee met eight times in fiscal 2011. Our audit and finance committee meets the requirements for independence under the current rules of the NYSE Amex and the SEC, as Messrs. Altschaefl, Quadracci, Schueller and Williamson are all independent directors for such purposes.

Our compensation committee is currently comprised of Ms. Rich and Messrs. Jacobson, Quadracci and Williamson, with Mr. Williamson acting as the chair. The principal functions of our compensation committee include (i) administering our incentive compensation plans; (ii) establishing performance criteria for, and evaluating the performance of, our executive officers; (iii) annually setting salary and other compensation for our executive officers; (iv) overseeing the company’s response to the outcome of the advisory vote on executive compensation; and (v) annually reviewing the compensation paid to our non-employee directors. Our compensation committee met seven times in fiscal 2011. Our compensation committee meets the requirements for independence under the current NYSE Amex and SEC rules, as Ms. Rich and Messrs. Jacobson, Quadracci and Williamson are all independent directors for such purposes. In connection with making decisions concerning executive compensation for fiscal 2011, our compensation committee engaged Towers Watson to provide the committee with Towers Watson’s market assessment, based on its published survey sources, of the base salary, total cash compensation and total direct compensation of our executive officers to assist the committee in determining compensation. Separately, our company engaged Towers Watson to conduct a market assessment of 40 of our employment positions (not including our named executive officers (as described below)) and provide our management team with comparative benchmarking compensation data for such positions based on its published survey sources with respect to base salary and total cash compensation. The aggregate fees for this engagement did not exceed $120,000 during fiscal 2011.

Our nominating and corporate governance committee is comprised of Ms. Rich and Messrs. Quadracci, Altschaefl and Schueller, with Mr. Quadracci acting as the chair. The principal functions of our nominating and corporate governance committee are, among other things, to (i) establish and communicate to shareholders a method of recommending potential director nominees for the committee’s consideration; (ii) develop criteria for selection of director nominees; (iii) identify and recommend persons to be selected by our board of directors as nominees for election as directors; (iv) plan for continuity on our board of directors; (v) recommend action to our board of directors upon any vacancies on the board; and (vi) consider and recommend to our board other actions relating to our board of directors, its members and its committees. Our nominating and corporate governance committee met three times in fiscal 2011. Our nominating and corporate governance committee meets the requirements for independence under the current NYSE Amex and SEC rules, as Ms. Rich and Messrs. Quadracci and Schueller are all independent directors for such purposes.

Board Leadership Structure and Role in Risk Oversight

Our board of directors does not have a policy on whether or not the roles of chief executive officer and chairman should be separate. Our board reserves the right to assign the responsibilities of the chief executive officer and chairman in different individuals or in the same individual if, in the board’s judgment, a combined chief executive officer and chairman position is determined to be in the best interest of our company. In the circumstance where the responsibilities of the chief executive officer and chairman are vested in the same individual or in other circumstances when deemed appropriate, the Board will designate a lead independent director from among the independent directors to preside at the meetings of the non-employee director executive sessions.

The positions of chief executive officer and chairman have been separate since August 25, 2010. Prior to that time, the positions were combined from 2009 until August 25, 2010 in Mr. Verfuerth, our chief executive officer. On August 25, 2010, our board elected Mr. Kackley as non-executive chairman to permit Mr. Verfuerth to further focus on executing our business strategy. Our board retains the authority to modify this structure to best address our company’s unique circumstances as and when appropriate.

To supplement our non-executive chairman position, our board has created a lead independent director role. Mr. Williamson currently serves as our lead independent director. Our lead independent director is an independent director who works closely with the chairman and the chief executive officer. The principal duties of the lead independent director are the following:

•	Serve as the principal liaison between the independent directors and the chairman and the chief executive officer on sensitive issues and in matters relating to the board as a whole.

•	Together with the chairman, coordinate, develop the agenda for and lead executive sessions for the board of director’s independent directors.

•	Communicate with the chairman and the chief executive officer after each board meeting to provide feedback on the substance of the items presented.

Our full board is responsible for the oversight of our operational risk management process. Our board has assigned responsibility for addressing certain risks, and the steps management has taken to monitor, control and report such risk, to our audit and finance committee, including risks relating to execution of our growth strategy, the effects of the recessionary global economy on customer purchases, communications with the investment community regarding the impact of various activities on profitability, component inventory supply, our ability to expand our partner network, communication with investors, certain actions of our competitors, the protection of our intellectual property, sufficiency of our capital, wireless inventory investment and risk of obsolescence, security of information systems and data, implementation of new information systems, credit risk, product liability, costs of reliance on external advisors and addition of new renewable energy technologies, with appropriate reporting of these risks made periodically to the full board. Our board relies on our compensation committee to address significant risk exposures facing our company with respect to compensation, including risks relating to retention of rainmakers and other key sales personnel, protection of partner relationships, management succession and benefit costs, also with appropriate reporting of these risks made periodically to the full board. Our board’s role in the oversight of our risk management has not affected our board’s determination that separate chief executive officer and chairman positions constitute the most appropriate leadership structure for our company at this time. Our audit and finance committee and our full board review and comment on the draft risk factors for disclosure in our annual and quarterly reports and use the receipt of such draft risk factors to initiate discussions with appropriate members of our senior management if such risk factors raise questions or concerns about the status of operational risks then facing our company.

Nominating and Corporate Governance Committee Procedures

Our nominating and corporate governance committee will consider shareholder recommendations for potential director nominees, which should be sent to the Nominating and Corporate Governance Committee, c/o Board Secretary, Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220. The time by which such recommendations must be received in order to be timely is set forth below under “Shareholder Proposals.” The information to be included with recommendations is set forth in our Amended and Restated Bylaws, and factors that our nominating and corporate governance committee will consider in selecting director nominees are set forth in our Corporate Governance Guidelines. Our Corporate Governance Guidelines are available on our website at www.oesx.com. Our nominating and corporate governance committee evaluates all potential nominees in the same manner, and may consider, among other things, a candidate’s strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, industry knowledge and experience and geographic, gender, age, and ethnic diversity. Our nominating and corporate governance committee believes that directors should display the highest personal and professional ethics, integrity and values and sound business judgment. The committee also believes that, while diversity and variety of experiences and viewpoints represented on our board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of geographic, gender, age or ethnic diversity. Our nominating and corporate governance committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to the Board during their current term. As part of its periodic self-assessment, our nominating and corporate governance committee assesses the effectiveness of its director selection policy described in this paragraph, including its provisions relating to the consideration of diversity.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, employees and officers, including our principal executive officer, our principal financial officer, our controller and persons performing similar functions. Our Code of Conduct is available on our web site at www.oesx.com. Future material amendments or waivers relating to the Code of Conduct will be disclosed on our web site referenced in this paragraph within four business days following the date of such amendment or waiver.

EXECUTIVE OFFICERS

The following table sets forth information as of August 31, 2011 regarding our current executive officers:

Name	Age	Position

Neal R. Verfuerth	52	Chief Executive Officer
Scott R. Jensen	44	Chief Financial Officer and Treasurer
Michael J. Potts	47	President and Chief Operating Officer
Richard Gaumer	58	Executive Vice President of Operations and Chief Accounting Officer
John H. Scribante	46	President of Orion Engineered Systems
Daniel J. Waibel	51	Executive Vice President

The following biographies describe the business experience of our executive officers. (For biographies of Messrs. Verfuerth and Potts, see “Proposal One: Election of Directors” above.)

Scott R. Jensen has been our Chief Financial Officer since June 3, 2011 and our Treasurer since July 2008. He also served as our Chief Accounting Officer from April 2011 until June 3, 2011, as our Chief Financial Officer from July 2008 until April 2011, as our Controller and Vice President of Corporate Finance from 2007 until 2008 and as our Director of Finance from 2004 to 2007. From 2002 to 2004, Mr. Jensen was the manager of financial planning and analysis at the Mirro Co. (a division of Newell Rubbermaid). Mr. Jensen is a certified public accountant.

Richard Gaumer became our Executive Vice President of Operations in February 2011 and our Chief Accounting Officer on June 3, 2011. Prior to joining us, Mr. Gaumer had been an independent consultant to our company since June 2010 and had served since 1999 as a tenured professor of accounting and leadership at Lakeland College, a liberal arts college in Sheboygan, Wisconsin. At Lakeland College, Mr. Gaumer oversaw technical research in the areas of Sarbanes-Oxley Act compliance and lean accounting best practices. Mr. Gaumer also jointly served as an adjunct professor for the University of Wisconsin — Milwaukee and University of Wisconsin — Green Bay, teaching graduate-level courses on financial decision making. Prior to his positions in academia and as an independent consultant, Mr. Gaumer held various financial executive positions including chief financial officer at Strategic Data Systems, a provider of information technology services, and divisional controller at Illinois Tool Works Inc., a multinational manufacturer of a diversified range of industrial products and equipment. He began his career at Kohler Co., a diversified manufacturer of plumbing products, furniture, engines and generators, with responsibilities in corporate taxation, internal controls and divisional controls. Mr. Gaumer is a licensed certified public accountant and certified fraud examiner.

John H. Scribante became President of our Orion Engineered Systems Division in August 2009, after serving since 2007 as our Senior Vice President of Business Development. Mr. Scribante served as our Vice President of Sales from 2004 until 2007. Prior to joining our company, Mr. Scribante co-founded and served as chief executive officer of Xe Energy, LLC, a distribution company that specialized in marketing energy reduction technologies, from 2003 to 2004. From 1996 to 2003, he co-founded and served as president of Innovize, LLC, a company that provided outsourcing services to mid-market manufacturing companies.

Daniel J. Waibel became our Executive Vice President in August 2011. He was formerly President of our Orion Asset Management Division since July 2008. Prior to being appointed President of the Orion Asset Management Division, Mr. Waibel had served since 2001 as our Chief Financial Officer and Treasurer. Mr. Waibel has over 19 years of financial management experience, and is a certified public accountant and a certified management accountant. From 1998 to 2001, he was employed by Radius Capital Partners, LLC, a venture capital and business formation firm, as a principal and chief financial officer. From 1994 through 1998, Mr. Waibel was chief financial officer of Ryko Corporation, an independent recording music label. From 1992 to 1994, Mr. Waibel was controller and general manager of Chippewa Springs, Ltd., a premium beverage company. From 1990 to 1992, Mr. Waibel was director of internal audit for Musicland Stores Corporation, a music retailer. Mr. Waibel was employed by Arthur Andersen, LLP from 1982 to 1990 as an audit manager.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers, whom we refer to as our “NEOs,” during fiscal 2011 and describes our policies and decisions made with respect to the information contained in the following tables, related footnotes and narrative for fiscal 2011. The NEOs are identified below in the table titled “Summary Compensation Table for Fiscal 2011.” In this compensation discussion and analysis, we also describe various actions regarding

NEO compensation taken before or after fiscal 2011 when we believe it enhances the understanding of our executive compensation program.

Overview of Our Executive Compensation Philosophy and Design

We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our company and to building shareholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities. The other objectives of our compensation programs for our executive officers are the following:

•	to motivate our executive officers to achieve strong financial performance, particularly increased revenue, profitability, free cash flow and shareholder value;

•	to attract and retain executive officers who we believe have the experience, temperament, talents and convictions to contribute significantly to our future success; and

•	to align the interests of our executive officers with the interests of our shareholders.

In light of these objectives, we have sought to reward our NEOs for achieving financial performance goals, creating value for our shareholders, and for loyalty and dedication to our company. We also seek to reward initiative, innovation and creation of new products, technologies, business methods and applications, since we believe our future success depends, in part, on our ability to continue to expand our revenue, product and market opportunities.

At the beginning of fiscal 2011, our compensation committee, with the concurrence and support of our chief executive officer, took the following actions with respect to the compensation of our NEOs and other executive officers:

•	Paid no annual bonuses for fiscal 2010;

•	Continued to freeze base salaries for fiscal 2011 at their respective fiscal 2010 levels (in most cases at fiscal 2009 levels), except for new hires and certain limited exceptions;

•	Implemented a new annual cash bonus program with threshold corporate financial performance criteria requiring at least a 20% year over year increase in our revenue and a minimum of a $4 million operating profit; and

•	Granted long-term equity incentive awards to our NEOs at substantially lower levels than past practice.

Our compensation committee also increased Mr. Potts’ and Mr. Scribante’s annual base salaries to reflect their increased duties and responsibilities as president and chief operating officer, in the case of Mr. Potts, and as a leader of an operating division of our company, in the case of Mr. Scribante, each as described below.

In early fiscal 2012, our management team recommended, and our compensation committee approved, the following attributes for our executive compensation program for fiscal 2012:

•	Paid no bonuses for fiscal 2011, despite increasing revenue in fiscal 2011 by over 37% from fiscal 2010.

•	Continued to freeze base salaries for fiscal 2012 at their respective fiscal 2011 levels (in most cases unchanged from fiscal 2009 levels), except for new hires, promotions and certain limited exceptions.

•	Substitute, in lieu of our existing annual cash bonus program and fiscal 2012 grants under our long-term equity incentive program, a new, comprehensive equity- and performance-based incentive compensation program, described below, which is designed to focus our management team and key employees on delivering substantial financial performance improvements in fiscal 2012 over fiscal 2011.

These actions are analyzed further below. Our compensation committee has reserved the right and discretion to make exceptions to the foregoing actions, including as any such exception may apply to the determination of any and/or all of the relative base salaries, annual cash bonuses, long-term incentive compensation and/or total direct compensation of our executives, for outstanding contributions to the overall success of our company and the creation of shareholder value, as well as in cases where it may be necessary or advisable to attract and/or retain executives who our compensation committee believes are or will be key contributors to creating and sustaining shareholder value, as determined by our compensation committee based on the recommendations of our chief executive officer (in all cases other than our chief executive officer’s own compensation).

Setting Executive Compensation

Our board of directors, our compensation committee and our chief executive officer each play a role in setting the compensation of our NEOs. Our board of directors appoints the members of our compensation committee and delegates to the compensation committee the direct responsibility for overseeing the design and administration of our executive compensation program. Our compensation committee consists of Messrs. Williamson (Chair), Jacobson and Quadracci and Ms. Rich. Each member of our compensation committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

Our compensation committee has primary responsibility for, among other things, determining our compensation philosophy, evaluating the performance of our executive officers, setting the compensation and other benefits of our executive officers, overseeing our company’s response to the outcome of the advisory votes of shareholders on executive compensation and administering our incentive compensation plans. Our chief executive officer makes recommendations to our compensation committee regarding the compensation of other executive officers and attends meetings of our compensation committee at which our compensation committee considers the compensation of other executives. Our compensation committee considers these recommendations, but has the final discretionary responsibility for determining the compensation of all of our executive officers.

In late fiscal 2010, our compensation committee engaged Towers Watson to provide the committee with Towers Watson’s market assessment, based on its published survey sources, of the base salary, total cash compensation and total direct compensation of our executive officers to assist the committee in determining fiscal 2011 compensation. Separately, our company engaged Towers Watson to conduct a market assessment of 40 of our employment positions (not including our NEOs) and provide our management team with comparative benchmarking compensation data for such positions based on its published survey sources with respect to base salary and total cash compensation.

Because of the general recessionary economic and industry conditions and their adverse impact on our fiscal 2010 financial performance and fiscal 2011 prospects, the compensation committee, with the concurrence and support of our chief executive officer, determined in the beginning of fiscal 2011 that it would (i) pay no annual bonuses for fiscal 2010; (ii) continue to freeze base salaries for fiscal 2011 at their respective fiscal 2010 levels (in most cases at fiscal 2009 levels), except for new hires and certain limited exceptions; (iii) implement a new fiscal 2011 annual cash bonus program with threshold corporate financial performance criteria requiring at least a 20% year over year increase in our revenue and a minimum of a $4 million operating profit; and (iv) grant long-term equity incentive awards to our NEOs at substantially lower levels than past practice.

Pursuant to its engagement by our compensation committee in determining fiscal 2011 compensation, Towers Watson provided the committee with certain benchmarking data for salaries, annual bonuses, long-term incentive compensation and total direct compensation. In compiling the benchmarking data, Towers Watson relied on the Towers Perrin 2009 Long-Term Incentive Survey, the Watson Wyatt 2009/2010 Top Management Compensation Survey and the Watson Wyatt 2009/2010 Middle Management Compensation Survey. To approximate our labor market, Towers Watson used market results corresponding to the participating companies in the surveys who are in the electrical equipment and supplies industry or, to the extent such results were not available for a position, results corresponding to participating companies in the durable goods manufacturing industry. Towers Watson used regression analysis to adjust the survey data to compensate for differences among the revenue sizes of the companies in the survey and our revenue size. In making its fiscal 2011 compensation decisions, however, our compensation committee did not receive or review, and was not aware of, the identities of the individual participating companies in the surveys on which Towers Watson relied, which information is proprietary and confidential to Towers Watson. Accordingly, our compensation committee did not have access to, or rely upon, the individual companies comprising such confidential and proprietary general market survey data in determining the compensation of our NEOs. Our compensation committee did not engage Towers Watson or any other compensation consultant in setting executive compensation levels or making decisions regarding executive compensation plans for fiscal 2012. The committee determined that it was not necessary to incur the expense of obtaining additional advice and guidance from an executive compensation consultant for fiscal year 2012 for the following reasons:

•	Towers Watson had undertaken extensive work on behalf of the committee in the preceding fiscal year relating to our executive compensation levels relative to our peer group and market trends.

•	The compensation committee believed, based on informal discussions with Towers Watson, that the relative market trends for executive compensation for our peer group, and for the market generally, had not significantly changed during fiscal 2011, and that our relative executive compensation levels remained well within the median range of our peer group.

•	The committee did not expect to change significantly the total base compensation levels for our executive officers for fiscal 2012. In particular, the committee expected to maintain executive base salary levels flat with prior years for the third year in a row and bonus opportunities were largely the same as provided in fiscal 2012 (unless we achieve exceptional performance).

The committee intends to revisit whether to engage a compensation consultant for fiscal 2012 depending upon market conditions and our company’s performance.

Elements of Executive Compensation

Our current executive compensation program for our NEOs consists of the following elements:

•	Base salary;

•	Incentive compensation (both annual and long-term); and

•	Retirement and other benefits.

Base Salary

We pay our NEOs a base salary to compensate them for services rendered and to provide them with a steady source of income for living expenses throughout the year. In early fiscal 2011, as a result of the challenging economic and industry market conditions and their adverse impact on our fiscal 2010 financial results and our then existing fiscal 2011 prospects, our compensation committee continued the freeze on the base salaries of all of our NEOs (other than Mr. Potts and Mr. Scribante). To reflect Mr. Potts’ increased duties and responsibilities as president and chief operating officer, our compensation committee increased his annual base salary from $225,000 to $275,000, which was consistent with the median of market salaries paid to similarly situated executives as determined by the committee based on the benchmarking data previously provided to the committee by Towers Watson. Likewise, to reflect Mr. Scribante’s increased duties and responsibilities as a leader of an operating division of our company, our compensation committee increased his annual base salary from $225,000 to $275,000, which was consistent with the median of market salaries paid to similarly situated executives as determined by the committee based on the benchmarking data previously provided to the committee by Towers Watson.

The fiscal 2011 annual base salaries for our NEOs were as follows:

Name and Current Position	Base Salary ($)

Neal R. Verfuerth	$460,000
Chief Executive Officer
Michael J. Potts	275,000
President and Chief Operating Officer(1)
John H. Scribante	275,000
President of Orion Engineered Systems
Daniel J. Waibel	225,000
Executive Vice President(2)
Scott R. Jensen	200,000
Chief Financial Officer and Treasurer(3)

(1)	Mr. Potts became our president and chief operating officer effective as of July 21, 2010.

(2)	Mr. Waibel became our executive vice president in August 2011. He was previously president of the Orion Asset Management Division.

(3)	Mr. Jensen’s base salary was increased to $225,000 for fiscal 2012 in connection with his resumption of the role of our chief financial officer in June 2011.

In early fiscal 2012, management recommended, and our compensation committee approved, again freezing the base salaries of our NEOs for fiscal 2012 at fiscal 2011 levels (unchanged from fiscal 2009 levels, except for certain new hires, promotions and other limited exceptions) due to our desire to place greater emphasis on incentive and pay-for-performance compensation as described further below. Accordingly, the salaries shown in the table above are our NEOs’ salaries for fiscal 2012 as well, except that the fiscal 2012 base salary of Mr. Jensen, who resumed the role of our chief financial officer in June 2011, will be $225,000, which was consistent with the median of market salaries paid to similarly situated executives as determined by the committee based on the benchmarking data previously provided to the committee by Towers Watson.

Incentive Compensation

Incentive Compensation for Fiscal 2011

Our incentive compensation programs for our NEOs for fiscal 2011 consisted of annual incentive cash bonus opportunities and long-term incentive compensation opportunities in the form of a time-vested non-qualified stock option grant.

Annual Cash Incentive Opportunity for Fiscal 2011

In fiscal 2011, we structured our annual cash bonus program to provide incentives to executives based on a broad combination of factors, including our corporate financial performance and the executive’s individual performance. Under the program, in which all of our active, full-time employees (including our NEOs) participated, bonuses were to be paid out of a bonus pool established primarily on the basis of our achievement in fiscal 2011 of significantly increased revenue compared to fiscal 2010, as well as achieving significant operating income. Our management and compensation committee selected increased revenue and operating income as the primary performance measures for the bonus pool because they viewed revenue and operating income as the most critical elements to increasing the value of our Common Stock and, therefore, to our company’s enterprise value.

For the bonus pool to be established, two threshold requirements were required to be met: our total revenues for fiscal 2011 must have increased by at least 20% over our fiscal 2010 level (i.e., from $65.4 million in fiscal 2010 to at least $78.5 million), and our operating income for fiscal 2011 must have exceeded $4 million. If we achieved both of these threshold levels, a bonus pool would have been established in an amount equal to 4% of the amount of our total revenue increase in fiscal 2011 over 2010. The bonus pool would have been adjusted by a percentage equal to the percentage improvement or decline in our revenue per employee in fiscal 2011 compared to fiscal 2010. Our management and compensation committee included this element to emphasize the goal of improved efficiency of our employee base. The fiscal 2011 pool would also have been reduced by all significant quantifiable mistakes made by any employees as tracked and reported by our management team and our chief executive officer and as related to, and approved by, our compensation committee.

Although we exceeded our fiscal 2011 revenue target by reporting fiscal 2011 revenue of $92.5 million (an increase of approximately 37% over our fiscal 2010 revenues), our fiscal 2011 operating income of almost $2.4 million was below the $4 million operating income threshold target. As a result, no bonuses were awarded for fiscal 2011.

The amount of individual bonus payouts under the fiscal 2011 bonus program, if the pool had been established, would have been based 80% on company-wide performance and 20% on personal performance for all employees, except our two business unit leaders, Mr. Scribante and Daniel J. Waibel. For Messrs. Scribante and Waibel, the amount of their bonuses would have been based 40% on company-wide performance, 40% on their respective business unit performance and 20% on personal performance. The amount of the portion of the business unit performance for Messrs. Scribante and Waibel and the individual bonus payouts based personal performance for all participants was to be determined by our management with respect to all employees other than our CEO and, for our CEO, by our compensation committee, in their respective subjective judgment. No performance objectives were pre-determined for purposes of determining the amounts of the business unit performance for Messrs. Scribante and Waibel or the individual bonuses.

Our management and our compensation committee allocated the fiscal 2011 bonus program pool among our employees by employment and/or position category. Our NEOs’ targeted bonus payment amounts, if we had achieved both our total revenue target of $78.5 million and operating income of at least $4 million (and all business unit and individual performance satisfy their targets), were as follows:

Target
Fiscal 2011 Bonus
Name and Current Position	Amount

Neal R. Verfuerth	$88,627
Chief Executive Officer
Michael J. Potts	18,916
President and Chief Operating Officer(1)
John H. Scribante	43,350
President of Orion Engineered Systems
Daniel J. Waibel	43,350
Executive Vice President
Scott R. Jensen	16,814
Chief Financial Officer and Treasurer

(1)	Mr. Potts became our president and chief operating officer effective as of July 21, 2010.

Long-Term Equity Incentive Compensation in Fiscal 2011

We provide the opportunity for our NEOs to earn long-term equity incentive awards under our 2004 Stock and Incentive Awards Plan. Our employees, officers, directors and consultants are eligible to participate in this plan. Our compensation committee believes that long-term equity incentive awards enhance the alignment of the interests of our NEOs and the interests of our shareholders and provide our NEOs with incentives to remain in our employment.

Our compensation committee generally awards long-term equity incentives to our executives on an annual basis at the beginning of each fiscal year. We also grant some stock options under our informal program of providing small amounts of options to new employees celebrating their first anniversary of employment and some based on our chief executive officer’s discretion (for new recruits, new job responsibilities, exceptional performance, etc.). From time to time, our compensation committee also makes special option grants. We have historically granted long-term equity incentive awards solely in the form of options to purchase shares of our Common Stock, which are initially subject to forfeiture if the executive’s employment terminates for any reason. The options generally vest and become exercisable ratably over five years, contingent on the executive’s continued employment. In the past, we granted both incentive stock options and non-qualified stock options to our NEOs; however, beginning in fiscal 2009, our compensation committee decided to grant only non-qualified stock options to our NEOs and all other employees because of the related tax benefits of non-qualified stock options to our company. In fiscal 2011, we converted almost all of our then-outstanding incentive stock options to non-qualified stock options with the consent of the affected option holders to reduce our effective tax rate and the effective tax rate volatility we have historically experienced at nominal pre-tax earnings levels. We historically have used time-vesting stock options as our sole source of long-term equity incentive compensation to our NEOs because we believed that (i) stock options help to align the interests of our NEOs with the interests of our shareholders by linking their compensation with the increase in value of our Common Stock over time; (ii) stock options conserve our cash resources for use in our business; and (iii) vesting requirements on our stock options provide our NEOs with incentive to continue their employment with us which, in turn, provides us with retention benefits and greater stability.

Our compensation committee has attempted to base a significant portion of the total direct compensation payable to our executives on the creation of shareholder value in order to link executive pay to increased shareholder value, and also to reward executives for increasing shareholder value. Our compensation committee also believes that this emphasis on long-term equity-based incentive compensation may help facilitate executive retention and loyalty and motivate our executives to achieve strong financial performance.

In May 2010, our management proposed, and our compensation committee approved, a long-term incentive award program for fiscal 2011. In order to promote key employee retention, give executives “skin in the game” and reward continuous strong corporate performance, our management recommended, and our compensation committee approved, the establishment of a pool of stock options covering 2% of our then outstanding shares, or 470,000 shares, for key employees. We allocated these option grants by category of employee and/or position, with a total of 183,333 option shares granted to so-called “rainmakers,” including, among the NEOs, Messrs. Verfuerth and Scribante, and a total of 36,667 option shares granted to other executives, a group that included Messrs. Potts and Jensen, and a total of 250,000 option shares available for award to other key employees.

The individual awards within each category and/or position of employee were allocated proportionately according to base salary within the applicable group. As a result of this apportionment, the fiscal 2011 option awards to our NEOs in May 2010 were as follows:

Fiscal 2011 Option Grant
Name and Current Position	Fair Value ($)/Shares (#)

Neal R. Verfuerth	$77,307/34,207
Chief Executive Officer
Michael J. Potts	$26,261/11,620
President and Chief Operating Officer(1)
John H. Scribante	$37,813/16,731
President of Orion Engineered Systems
Daniel J. Waibel	$37,813/16,731
Executive Vice President
Scott R. Jensen	$23,343/10,329
Chief Financial Officer and Treasurer

(1)	Mr. Potts became our president and chief operating officer effective as of July 21, 2010.

The number of shares resulting from the dollar amount of the option grants set forth in the table above are based on a fiscal 2010 fair value of $2.26 per option share. The options were granted with an effective date of the third business day after our fiscal 2010 earnings release with an exercise price equal to the closing price of a share of our Common Stock on such date.

Incentive Compensation Opportunities for Fiscal 2012

Early in fiscal 2012, our management proposed, and our compensation committee approved, a new, comprehensive incentive and pay-for-performance compensation program with three basic elements:

•	A grant of stock options, which we refer to as “accelerated vested” stock options, the vesting of which is tied directly to our achievement of significant improvements in three financial metrics in fiscal 2012: total revenues, net income, and free cash flow (calculated as described below).

•	An annual incentive award payable after the end of fiscal 2012 in a grant of stock options, which we refer to as “immediately vested” stock options, the relative size of which is also tied directly to our achievement of significant improvements in total revenues, net income, and free cash flow in fiscal 2012.

•	A potential cash incentive award for extraordinary performance during fiscal 2012 (achieving at least 120% of each of the three specified financial metric targets in fiscal 2012).

Each of these elements is discussed and analyzed further below. The target levels for the three financial metrics for fiscal 2012 were tied directly to our fiscal 2012 budget as approved by our board of directors:

•	Fiscal 2012 revenues of $115.0 million, determined pursuant to generally accepted accounting principles (“GAAP”).

•	Fiscal 2012 net income of $4.9 million, determined pursuant to GAAP, but excluding the impact of material gains or losses that are non-cash in nature (as determined by our compensation committee).

•	Fiscal 2012 free cash flow of $4.9 million, calculated as operating cash flow as determined pursuant to GAAP, less traditional capital expenditures and OTA capital expenditures (in each case, as determined by our compensation committee).

The financial targets described above are not a prediction of how we will perform during fiscal year 2012. The purpose of the targets is to provide appropriate financial metrics to determine amounts of compensation under our incentive compensation program. The targets are not intended to serve, and should not be relied upon, as guidance or any other indication of our expected future performance.

The new program will encompass all of our key employees, including our NEOs, but the following discussion will focus on our NEOs as required by the rules of the Securities and Exchange Commission.

Accelerated Vesting Stock Options

We granted the accelerated vesting stock options in May 2011 under our 2004 Stock and Incentive Awards to provide an opportunity for our NEOs to earn long-term equity incentive awards based on our financial performance for fiscal 2012. The stock options were granted on the third business day following our public release of our fiscal 2011 results at an exercise price per share of $4.19, which was the closing sale price of our Common Stock on that date. The stock options will only vest, however, if the optionee remains employed and we are successful in achieving at least 100% of the target levels for each of our three financial metric targets for fiscal 2012, and if our stock price equals or exceeds $5.00 per share for at least 20 trading days during any 90-day period during the options’ ten-year terms. Our compensation committee believes that these awards serve to enhance the alignment of the interests of our NEOs and the interests of our shareholders and provide our NEOs with incentives to remain in our employment.

The number of accelerated vesting option shares granted to each of our NEOs was determined by dividing the expected grant date fair value of the options by the product of the NEO’s target bonus under our fiscal 2011 bonus program (expressed as a percentage of base salary) and the NEO’s current base salary.

Our compensation committee determined to substitute the accelerated stock option grants in fiscal 2012 for our normal practice of granting cash bonus opportunities as a way to minimize potential dilution to our earnings per share while enhancing pay-for-performance by incentivizing management to deliver significant performance in all three targeted financial metrics for fiscal 2012 and, as a result, expected increased shareholder value.

The number of accelerated vesting stock options granted to our NEOs was as follows:

Fiscal 2012 Accelerated Vesting Option Grants

Number of Shares
Subject to Option

Neal Verfuerth	36,166
Mike Potts	21,621
John Scribante	21,621
Dan Waibel	17,690
Scott Jensen	15,724

Immediately Vested Stock Options and Extraordinary Performance Cash Bonus Opportunities

Our compensation committee also determined to grant to participants in our fiscal 2012 incentive program, including our NEOs, an incentive award, the amount of which is contingent upon our fiscal 2012 financial performance as measured against our target fiscal 2012 GAAP revenue, target fiscal 2012 GAAP net income and target fiscal 2012 free cash flows, and which is payable in the form of stock options and, if we achieve extraordinary performance, additional cash bonuses.

If our performance with respect to any of the three financial metrics is under 100% of target, no immediately vested stock options or cash bonuses will be granted to our NEOs in May 2012 under our fiscal 2012 incentive program. If our performance with respect to all three of the financial metrics is 100% or greater, then a pool of options to purchase 684,600 shares of our Common Stock will be created. If our performance with respect to all three of the financial metrics is 120% or greater then the target amount, then, in addition to the option pool, a total cash bonus pool of $806,667 will be created.

Our compensation committee determined that these pools will be allocated according to the recommendations of our chief executive officer with respect to all NEOs and other senior executives (other than our chief executive officer), subject to review and concurrence by the compensation committee. The committee will determine the allocation of a portion of the option and cash bonus pools to our chief executive officer. With respect to all other employees, our chief executive officer will coordinate with the applicable senior officers and other managers to determine an appropriate allocation of options and/or cash bonuses to individual subordinate employees based on such employees’ relative performance and contributions to the relative success of our company. We intend to undertake a training program to further educate the senior officers and managers on the basis upon which to best assess their subordinate employees to determine appropriate allocations of the option and cash bonus pools.

Any options granted from the option pool will be immediately fully vested, will be granted with an effective grant date on the third business day following our release of our fiscal 2012 results and will have an exercise price equal to the closing sale price of our Common Stock on the grant date. Our compensation committee determined the size of the option and bonus pools based on our management’s and compensation committee’s views, in their subjective judgment, of an acceptable impact on our earnings per share if we achieved 100% and 120%, respectively, or more of each of our three specified financial metric targets in fiscal 2012.

Retirement and Other Benefits

Welfare and Retirement Benefits.  As part of a competitive compensation package, we sponsor a welfare benefit plan that offers health, life and disability insurance coverage to participating employees. We also sponsor an employee stock purchase plan under which our employees may purchase shares of our Common Stock. In addition, to help our employees prepare for retirement, we sponsor the Orion Energy Systems, Inc. 401(k) Plan and match employee contributions at a rate of 3% of the first $5,000 of an employee’s contributions (i.e., capped at $150). Our NEOs participate in the broad-based welfare plans, our employee stock purchase plan and the 401(k) Plan on the same basis as our other employees, except that they are not eligible for the loan program under the employee stock purchase plan. We also provide enhanced life and disability insurance benefits for our NEOs. Under our enhanced life insurance benefit, we pay the full cost of premiums for life insurance policies for our NEOs. The amounts of the premiums are reflected in the Summary Compensation Table below. Our enhanced disability insurance benefit includes a higher maximum benefit level than under our broad-based plan, cost of living adjustments and a portability feature.

Perquisites and Other Personal Benefits.  We provide perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable our executives to perform their duties and to enable us to attract and retain employees for key positions. We provide Messrs. Verfuerth, Potts and Waibel with a car allowance of $1,000 per month. Mr. Scribante participates in a program for our sales group under which we provide mileage reimbursement for business travel. We lease a corporate aircraft that we use primarily to transport customers to and from our facilities in Manitowoc and for business travel by our executive officers and certain other employees. Use of the corporate aircraft avoids some of the time inefficiencies associated with commercial travel, particularly given that our headquarters is not located in proximity to any major airports, and allows business to be conducted efficiently and securely during flights. During fiscal 2011, on a limited basis, we also permitted certain of our NEOs to use the aircraft for personal travel. We provided this limited benefit to enhance their ability to conduct business during personal travel, to increase their safety and security and to lessen the amount of time they must allocate to travel and away from company business.

Severance and Change of Control Arrangements

We provide certain protections to our NEOs in the event of certain terminations of their employment, including enhanced protections for certain terminations that may occur after a change of control of our company. However, our NEOs will only receive the enhanced severance benefits following a change in control if their employment terminates without cause or for good reason. We describe this type of severance arrangement as being subject to a “double trigger.” All payments, including any double trigger severance payments, to be made to our NEOs in connection with a change of control under their employment agreements and any other of our agreements or plans will be subject to a potential “cut-back” in the event any such severance payments or other benefits become subject to non-deductibility or excise taxes as “excess parachute payments” under Code Section 280G or 4999. The cut-back provisions have been structured such that all amounts payable under their employment agreements and other of our agreements or plans that constitute change of control payments will be cut back to one dollar less than three times the executive’s “base amount,” as defined by Code Section 280G, unless the executive would retain a greater amount by receiving the full amount of the payment and paying the related excise taxes (a so-called “valley provision”).

Our 2003 Stock Option Plan and our 2004 Stock and Incentive Awards Plan also provide potential protections to our NEOs in the event of certain changes of control. Under these plans, our NEOs’ stock options that are unvested at the time of a change of control may become vested on an accelerated basis in the event of certain changes of control.

We selected these triggering events to afford our NEOs some protection in the event of a termination of their employment, particularly after a change of control of our company. We believe these types of protections better enable our NEOs to focus their efforts on behalf of our company without undue concern over the impact on their employment or financial security of a change of control of our company. We also provide severance benefits in order to obtain from our NEOs certain concessions that protect our interests, including their agreement to confidentiality, intellectual property rights waiver, non-solicitation and non-competition provisions. See below under the heading “Payments upon Termination or Change of Control” for a description of the specific circumstances that would trigger payment or the provision of other benefits under these arrangements, as well as a description, explanation and quantification of the payments and benefits under each circumstance.

Other Policies

Policies On Timing of Option Grants.  Our compensation committee and board of directors have adopted a policy on the timing of option grants, under which our compensation committee generally will make annual option grants beginning effective as of the date three business days after our next quarterly (or year-end) earnings release following the decision to make the grant, regardless of the timing of the decision. Our compensation committee has elected to grant and price option awards shortly following our earnings releases so that options are priced at a point in time when the most important information about our company then known to management and our board is likely to have been disseminated in the market.

Our board of directors has also delegated limited authority to our chief executive officer, acting as a subcommittee of our compensation committee, to grant equity-based awards under our 2004 Stock and Incentive Awards Plan. Our chief executive officer may grant awards covering up to 250,000 shares of our Common Stock per fiscal year (350,000 in fiscal 2011) to certain non-executive officers in connection with offers of employment, promotions and certain other circumstances. Under this delegation of authority, any options or stock appreciation rights granted by our chief executive officer must have an effective grant date on the first business day of the month following the event giving rise to the award.

Our 2004 Stock and Incentive Awards Plan does not permit awards of stock options or stock appreciation rights with an effective grant date prior to the date our compensation committee or our chief executive officer takes action to approve the award.

Executive Officer Stock Ownership Guidelines.  One of the key objectives of our executive compensation program is alignment of the interests of our executive officers with the interests of our shareholders. We believe that ensuring that executive officers are shareholders and have a significant financial interest in our company is an effective means to accomplish this objective. In early fiscal 2011, our compensation committee recommended and our board of directors approved amended guidelines that fixed the number of shares required to be held.

The number of shares now required to be held by our executive officers is as follows:

Number of
Position	Shares

Chief Executive Officer	112,154
Chief Operating Officer	38,077
Executive Vice President	38,077
Chief Financial Officer	38,077
Senior Vice President	11,539
Vice President	11,539

Executive officers are permitted to satisfy these ownership guidelines with shares of our Common Stock that they acquire through the exercise of stock options or other similar equity-based awards, through retention upon vesting of restricted shares or other similar equity-based awards and through direct share purchases. Our executive officers who were executive officers at the time of the adoption of the amended guidelines have until the fifth anniversary of the adoption to satisfy the ownership requirement. Newly appointed executive officers will have until the fifth anniversary of their appointment as executive officers to satisfy the ownership requirement. All of our executive officers have either satisfied the ownership requirement or have additional time to do so.

Tax Considerations.  In setting compensation for our NEOs, our compensation committee considers the deductibility of compensation under the Code. Section 162(m) of the Code (which we refer to as “Section 162(m)”) prohibits us from taking a tax deduction for compensation in excess of $1.0 million that is paid to our chief executive officer and our NEOs, excluding our chief financial officer, and that is not considered “performance-based” compensation under Section 162(m). However, certain transition rules of Section 162(m) have permitted us to treat as performance-based compensation that is not subject to the $1.0 million cap on the following: (i) the compensation resulting from the exercise of stock options that we granted prior to our December 2007 initial public offering; (ii) the compensation payable under bonus arrangements that were in place prior to our initial public offering; and (iii) compensation resulting from the exercise of stock options, or the vesting of restricted stock, that we may grant during the period that began after the closing of our initial public offering and generally ends on the date of this year’s annual meeting. Our 2004 Stock and Incentive Awards Plan provides for the grant of performance-based compensation under Section 162(m), and we are seeking shareholder approval of the Plan at this year’s annual meeting to enable us to qualify awards granted under the Plan to be considered performance-based compensation for purposes of Section 162(m). Our compensation committee may, however, approve compensation that will not meet the requirements of Section 162(m) in order to ensure competitive levels of total compensation for our executive officers.

In past years, we granted incentive stock options to our NEOs under our equity-based plans. We have also granted non-qualified stock options under our equity-based plans. Because our company does not receive an income tax deduction with respect to incentive stock options unless there is a disqualifying disposition of the stock acquired under the option, our compensation committee decided in fiscal 2009 to discontinue the grant of incentive stock options to our NEOs and other employees. We also converted almost all of our then outstanding incentive stock options to non-qualified stock options in fiscal 2011.

We maintain certain deferred compensation arrangements for our employees and non-employee directors that are potentially subject to Code Section 409A. If such an arrangement is neither exempt from the application of Code Section 409A nor complies with the provisions of Code Section 409A, then the employee or non-employee director participant in such arrangement is considered to have taxable income when the deferred compensation vests, even if not paid at such time, and such income is subject to an additional 20% income tax. In such event, we are obligated to report such taxable income to the Internal Revenue Service and, for employees, withhold both regular income taxes and the 20% additional income tax. If we fail to do so, we could be liable for the withholding taxes and interest and penalties thereon. Stock options with an exercise price lower than the fair market value of our Common Stock on the date of grant are not exempt from coverage under Code Section 409A. We believe that all of our stock option grants are exempt from coverage under Code Section 409A. Our deferred compensation arrangements are intended to either qualify for an exemption from, or to comply with, Code Section 409A.

Compensation Committee Report

Our compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management. Based on our compensation committee’s review and discussions with management, our compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Mark A. Williamson, Chair
Tryg C. Jacobson
Thomas A. Quadracci
Elizabeth Gamsky Rich

Summary Compensation Table for Fiscal 2011

The following table sets forth for our NEOs the following information for each of the past three fiscal years or for such shorter period as the NEO has been an NEO: (i) the dollar amount of base salary earned; (ii) the dollar value of bonuses and non-equity incentive plan compensation earned; (iii) the grant date fair value, determined under Accounting Standards Codification Topic 718 (“ASC Topic 718”), for all equity-based awards held by our NEOs; (iv) all other compensation; and (v) the dollar value of total compensation.

					Non-Equity
				Option	Incentive Plan	All Other
	Fiscal	Salary	Bonus	Awards	Compensation	Compensation		Total
Name and Current Principal Position	Year	($)	($)	($)(1)	($)	($)		($)

Neal R. Verfuerth	2011	$460,000	$—	$67,467	$—	$68,655	(2)	$596,122
Chief Executive	2010	460,000	—	75,991	$—	59,943		595,934
Officer	2009	460,000	—	340,041	—	101,028		901,069
Scott R. Jensen	2011	200,000	—	20,372	—	144	(4)	220,516
Chief Financial Officer	2010	173,750	—	336,464	—	144		510,358
and Treasurer(3)	2009	150,417	—	51,522	—	144		202,083
Michael J. Potts	2011	260,016	—	22,918	—	16,530	(6)	299,465
President and Chief	2010	225,000	—	25,331	—	16,194		266,525
Operating Officer(5)
John H. Scribante	2011	254,437	—	32,999	—	7,673	(8)	295,109
President of Orion	2010	225,000	—	482,831	—	—		707,831
Engineered Systems(7)	2009	225,000	—	66,977	—	—		291,977
Daniel J. Waibel	2011	225,000	—	32,999	—	13,392	(10)	271,391
Executive Vice President(9)	2010	225,000	—	—	—	12,960		237,960
	2009	225,000	—	37,222	—	13,055		275,277

(1)	Represents the grant date fair value calculated pursuant to ASC Topic 718 for the indicated fiscal year. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for our fiscal year ended March 31, 2011.

(2)	Includes (i) an automobile allowance of $12,000; (ii) $27,462 in life insurance premiums; and (iii) personal use of leased corporate aircraft with an aggregate incremental cost of $29,193. The aggregate incremental cost of the aircraft was calculated as follows: the actual per mileage cost for fiscal 2011 multiplied by the personal miles flown during fiscal 2011.

(3)	Mr. Jensen served as our chief financial officer from July 2008, became our chief accounting officer and treasurer effective as of April 1, 2011 and resumed the role of our chief financial officer in June 2011. Mr. Jensen’s base salary was increased to $225,000 for fiscal 2012.

(4)	401(k) matching contribution.

(5)	Mr. Potts became our president and chief operating officer effective as of July 21, 2010. Mr. Potts’ base salary was increased to $275,000 during fiscal 2011.

(6)	Includes an automobile allowance of $12,000 and $4,530 in life insurance premiums.

(7)	Mr. Scribante’s base salary was increased to $275,000 during fiscal 2011.

(8)	Includes personal use of leased corporate aircraft of $7,673.

(9)	Mr. Waibel became our executive vice president in August 2011. He was previously president of the Orion Asset Management Division.

(10)	Includes (i) an automobile allowance of $12,000; (ii) $1,242 in life insurance premiums; and (iii) 401(k) matching contribution of $150.

Grants of Plan-Based Awards for Fiscal 2011

As described above in the Compensation Discussion and Analysis, under our 2004 Stock and Incentive Awards Plan and employment agreements with certain of our NEOs, we granted stock options and non-equity incentive awards (i.e., cash bonuses) to certain of our NEOs in fiscal 2011. The following table sets forth information regarding all such stock options and awards.

									All Other
									Option		Grant
									Awards:		Date
									Number of	Exercise	Fair
			Estimated Future Payouts Under			Estimated Future Payouts Under			Securities	Price of	Value of
		Date of	Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards			Underlying	Option	Option
	Grant	Committee	Threshold	Target	Max	Threshold	Target	Max	Options	Awards	Awards
Name	Date	Action	($)	($)	($)	(#)	(#)	(#)	(#)(2)	($/Sh)(3)	($)(4)

Neal R. Verfuerth	—	—	—	88,627	2,000,000	—	—	—	—	—	—
	5/18/10	5/12/10	—	—	—	—	—	—	34,207	3.46	67,467
Scott R. Jensen	—	—	—	16,814	2,000,000	—	—	—	—	—	—
	5/18/10	5/12/10	—	—	—	—	—	—	10,329	3.46	20,372
Michael J. Potts	—	—	—	18,916	2,000,000	—	—	—	—	—	—
	5/18/10	5/12/10	—	—	—	—	—	—	11,620	3.46	22,918
John H. Scribante	—	—	—	43,350	2,000,000	—	—	—	—	—	—
	5/18/10	5/12/10	—	—	—	—	—	—	16,731	3.46	32,999
Daniel J. Waibel	—	—	—	18,916	2,000,000	—	—	—	—	—	—
	5/18/10	5/12/10	—	—	—	—	—	—	16,731	3.46	32,999

(1)	Amounts in the three columns below represent possible payments for the cash bonus incentive compensation awards that we granted with respect to the performance period of fiscal 2011. No cash bonuses were paid for fiscal 2011. See “Elements of Compensation — Annual Cash Bonus Incentive Compensation” above for a discussion.

(2)	We granted the stock options listed in this column under our 2004 Stock and Incentive Awards Plan in fiscal 2011.

(3)	The exercise price per share is equal to closing market price of a share of our Common Stock on the grant date.

(4)	Represents the grant date fair value of the stock options computed in accordance with ASC Topic 718.

Outstanding Equity Awards at Fiscal 2011 Year End

The following table sets out information on outstanding stock option awards held by our NEOs at the end of our fiscal 2011 on March 31, 2011, including the number of shares underlying both exercisable and unexercisable portions of each stock option, as well as the exercise price and expiration date of each outstanding option.

	Option Awards
	Number of	Number of
	Shares	Shares
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options (#)	Options (#)		Exercise	Expiration
Name	Exercisable	Unexercisable		Price ($)	Date

Neal R. Verfuerth	—	34,207	(1)	3.46	05/18/2020
	7,055	28,221	(2)	3.78	05/19/2019
	43,564	65,347	(3)	5.35	08/08/2018
	154,546	50,000	(4)	2.20	12/20/2016
	180,958	—		4.49	07/27/2011
Scott R. Jensen	—	10,329	(5)	3.46	05/18/2020
	20,000	80,000	(6)	5.44	02/05/2020
	2,351	9,408	(7)	3.78	05/19/2019
	6,600	9,902	(8)	5.35	08/08/2018
	20,000	5,000	(9)	2.20	03/01/2017
	7,000	—		2.25	08/30/2014
Michael J. Potts	—	11,620	(10)	3.46	05/18/2020
	2,351	9,408	(11)	3.78	05/19/2019
	8,580	12,872	(12)	5.35	08/08/2018
	30,000	15,000	(13)	2.20	12/20/2016
John H. Scribante	—	16,731	(14)	3.46	05/18/2020
	100,000	150,000	(15)	3.01	09/01/2019
	2,351	9,408	(16)	3.78	05/19/2019
	8,580	12,872	(17)	5.35	08/08/2018
	40,000	—		2.50	06/02/2016
	25,000	—		2.25	07/31/2014
Daniel J. Waibel	—	16,731	(18)	3.46	05/18/2020
	15,843	10,560	(19)	5.35	08/08/2018
	80,000	20,000	(20)	2.20	12/20/2016

(1)	This option vested with respect to 20% of the option shares on May 18, 2011, and will vest in 20% increments on May 18, 2012, 2013, 2014 and 2015, respectively, contingent on Mr. Verfuerth’s continued employment through the applicable vesting date.

(2)	This option vested with respect to 7,055 shares on May 19, 2011 and will vest with respect to 7,055 shares on May 19 of each of 2012 and 2013 and with respect to 7,056 shares on May 19, 2014, contingent on Mr. Verfuerth’s continued employment through the applicable vesting date.

(3)	This option vested with respect to 21,782 shares on August 8, 2011 and will vest with respect to 21,782 shares on August 8, 2012 and with respect to 21,783 shares on August 8, 2013, contingent on Mr. Verfuerth’s continued employment through the applicable vesting date.

(4)	This option will vest with respect to 50,000 shares on December 20, 2011, contingent on Mr. Verfuerth’s continued employment through the applicable vesting date.

(5)	This option vested with respect to 20% of the option shares on May 18, 2011 and will vest in 20% increments on May 18, 2012, 2013, 2014 and 2015, respectively, contingent on Mr. Jensen’s continued employment through the applicable vesting date.

(6)	This option will vest with respect to 20,000 shares on February 5 of each of 2012, 2013, 2014 and 2015, contingent on Mr. Jensen’s continued employment through the applicable vesting date.

(7)	This option vested with respect to 2,352 shares on May 19, 2011 and will vest with respect to 2,352 shares on May 19 of each of 2012, 2013 and 2014, contingent on Mr. Jensen’s continued employment through the applicable vesting date.

(8)	This option vested with respect to 3,301 shares on August 8, 2011 and will vest with respect to 3,301 shares on August 8 of each of 2012 and 2013, contingent on Mr. Jensen’s continued employment through the applicable vesting date.

(9)	This option will vest with respect to 5,000 shares on March 1, 2012, contingent on Mr. Jensen’s continued employment through the applicable vesting date.

(10)	This option vested with respect to 20% of the option shares on May 18, 2011 and will vest in 20% increments on May 18, 2012, 2013, 2014 and 2015, respectively, contingent on Mr. Potts’ continued employment through the applicable vesting date.

(11)	This option vested with respect to 2,352 shares on May 19, 2011 and will vest with respect to 2,352 shares on May 19 of each of 2012, 2013 and 2014, contingent on Mr. Potts’ continued employment through the applicable vesting date.

(12)	This option vested with respect to 4,290 shares on August 8, 2011 and will vest with respect to 4,291 shares on August 8 of each of 2012 and 2013, contingent on Mr. Potts’ continued employment through the applicable vesting date.

(13)	This option will vest with respect to 15,000 shares on December 20, 2011, contingent on Mr. Potts’ continued employment through the applicable vesting date.

(14)	This option vested with respect to 20% of the option shares on May 18, 2011 and will vest in 20% increments on May 18, 2012, 2013, 2014 and 2015, respectively, contingent on Mr. Scribante’s continued employment through the applicable vesting date.

(15)	This option will vest in 50,000 share increments when our Common Stock’s average closing price over five consecutive trading days equals or exceeds $6.00, $7.00 and $8.00 per share, respectively, contingent on Mr. Scribante’s continued employment through the applicable vesting date.

(16)	This option vested with respect to 2,352 shares on May 19, 2011 and will vest with respect to 2,352 shares on May 19 of each of 2012, 2013 and 2014, contingent on Mr. Scribante’s continued employment through the applicable vesting date.

(17)	This option will vest with respect to 4,290 shares on August 8, 2011, and with respect to 4,291 shares on August 8 of each of 2012 and 2013, contingent on Mr. Scribante’s continued employment through the applicable vesting date.

(18)	This option vested with respect to 20% of the option shares on May 18, 2011 and will vest in 20% increments on May 18, 2012, 2013, 2014 and 2015, respectively, contingent on Mr. Waibel’s continued employment through the applicable vesting date.

(19)	This option will vest with respect to 5,280 shares on August 8 of each of 2011 and 2012 and with respect to 5,281 shares on August 8, 2013, contingent on Mr. Waibel’s continued employment through the applicable vesting date.

(20)	This option will vest with respect to 20,000 shares on December 20, 2011, contingent on Mr. Waibel’s continued employment through the applicable vesting date.

Option Exercises for Fiscal 2011

The following table sets forth information regarding the exercise of stock options that occurred during fiscal 2011 on an aggregated basis for each of our NEOs.

	Option Awards
	Number of Shares
	Acquired on	Value Realized
	Exercise	on Exercise
Name	(#)	($)(1)

Neal R. Verfuerth	20,000	19,200
Scott R. Jensen	1,000	2,500
Michael J. Potts	30,000	1,200
John H. Scribante	—	—
Daniel J. Waibel	—	—

(1)	Represents the difference, if any, between the closing sale price of a share of our Common Stock on the date of exercise of the shares purchased and the aggregate exercise price per share paid by the executive.

Payments Upon Termination or Change of Control

Employment Agreements

Under the employment agreements we currently have with each of our NEOs other than Mr. Waibel, our NEOs are entitled to certain severance payments and other benefits upon a qualifying employment termination, including certain enhanced protections under such circumstances occurring after a change in control of our company. If the executive’s employment is terminated without “cause” or for “good reason” prior to the end of the employment period, the executive will be entitled to a lump sum severance benefit equal to a multiple (indicated in the table below) of the sum of his base salary plus the average of the prior three years’ bonuses; a pro rata bonus for the year of the termination; and COBRA premiums at the active employee rate for the duration of the executive’s COBRA continuation coverage period. To receive these benefits, the executive must execute and deliver to us (and not revoke) a general release of claims.

“Cause” is defined in the employment agreements as a good faith finding by our board of directors that the executive has (i) failed, neglected, or refused to perform the lawful employment duties related to his position or that we assigned to him (other than due to disability); (ii) committed any willful, intentional, or grossly negligent act having the effect of materially injuring our interests, business, or reputation; (iii) violated or failed to comply in any material respect with our published rules, regulations, or policies; (iv) committed an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or dishonesty; (v) misappropriated or embezzled any of our property (whether or not an act constituting a felony or misdemeanor); or (vi) breached any material provision of the employment agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, or other agreement with us.

“Good reason” is defined in the employment agreements as the occurrence of any of the following without the executive’s consent: (i) a material diminution in the executive’s base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive is required to report; (iv) a material diminution in the budget over which the executive retains authority; (v) a material change in the geographic location at which the executive must perform services; or (vi) a material breach by us of any provision of the employment agreement.

The severance multiples, employment and renewal terms and restrictive covenants under the employment agreements, prior to any change of control occurring, are as follows:

		Employment	Renewal	Noncompete and
Executive	Severance	Term	Term	Confidentiality

Neal R. Verfuerth	2 × Salary + Avg. Bonus	2 Years	2 Years	Yes
Scott R. Jensen	1/2 × Salary + Avg. Bonus	1 Year	1 Year	Yes
Michael J. Potts	1 × Salary + Avg. Bonus	1 Year	1 Year	Yes
John H. Scribante	1/2 × Salary + Avg. Bonus	1 Year	1 Year	Yes

We set the severance multiples, employment and renewal terms and restrictive covenants under the employment agreements based on advice from Towers Watson received prior to our December 2007 initial public offering that such multiples and terms were then consistent with general public company practice and our subjective belief at the time that these amounts and terms were necessary to provide our NEOs with compensation arrangements that will help us to retain and attract high-quality executives in a competitive job market. The severance multiples and employment and renewal terms vary among our individual NEOs based on the advice of Towers Watson received prior to our initial public offering that such multiples and terms were then consistent with general public company practice and our subjective judgment. We did not ascertain the basis or support for Towers Watson’s advice that such multiples and other terms are consistent with general public company practice.

Our NEOs’ employment agreements also provide enhanced benefits following a change of control of our company. Upon a change of control, the executive’s employment term is automatically extended for a specified period, which varies among the individual executives as shown in the chart below. Following the change of control, the executive is guaranteed the same base salary and a bonus opportunity at least equal to 100% of the prior year’s target award and with the same general probability of achieving performance goals as was in effect prior to the change of control. In addition, the executive is guaranteed participation in salaried and executive benefit plans that provide benefits, in the aggregate, at least as great as the benefits being provided prior to the change of control.

The severance provisions remain the same as in the pre-change of control context as described above, except that the multiplier used to determine the severance amount and the post change of control employment term increases, as is shown in the table below. The table also indicates the provisions in the employment agreements regarding triggering events and the treatment of payments under the agreements if the non-deductibility and excise tax provisions of Code Sections 280G and 4999 are triggered, as discussed below.

Post Change
of Control
		Employment		Excise Tax
Executive	Severance	Term	Trigger	Gross-Up	Valley

Neal R. Verfuerth	3 × Salary + Avg. Bonus	3 Years	Double	No	Yes
Scott R. Jensen	1 × Salary + Avg. Bonus	1 Year	Double	No	Yes
Michael J. Potts	2 × Salary + Avg. Bonus	2 Years	Double	No	Yes
John H. Scribante	1 × Salary + Avg. Bonus	1 Year	Double	No	Yes

Prior to our initial public offering, we set the post change of control severance multiples and employment terms under our NEOs’ employment agreements based on our belief at the time that these amounts and terms would provide appropriate levels of protection for our NEOs to enable them to focus their efforts on behalf of our company without undue concern for their employment or financial security following a change in control. In making this determination, our compensation committee considered information provided by Towers Watson prior to our initial public offering indicating that the proposed change of control severance multiples and employment terms were then generally consistent with the practices of Towers Watson’s surveyed companies.

A change of control under the employment agreements generally occurs when a third party acquires 20% or more of our outstanding stock, there is a hostile board election, a merger occurs in which our shareholders cease to own 50% of the equity of the successor, we are liquidated or dissolved, or substantially all of our assets are sold. We have agreed to treat these events as triggering events under the employment agreements because such events would represent significant changes in the ownership of our company and could signal potential uncertainty regarding the job or financial security of our NEOs. Specifically, we believe that an acquisition by a third party of 20% or more of our outstanding stock would constitute a significant change in ownership of our company because we have a relatively diverse, widely-dispersed shareholder base. We believe the types of protections provided under our employment agreements better enable our executives to focus their efforts on behalf of our company during such times of uncertainty.

The employment agreements contain a “valley” excise tax provision to address Code Sections 280G and 4999 non-deductibility and excise taxes on “excess parachute payments.” Code Sections 280G and 4999 may affect the deductibility of, and impose additional excise taxes on, certain payments that are made upon or in connection with a change of control. The valley provision provides that all amounts payable under the employment agreement and any other of our agreements or plans that constitute change of control payments will be cut back to one dollar less than three times the executive’s “base amount,” as defined by Code Section 280G, unless the executive would retain a greater amount by receiving the full amount of the payment and personally paying the excise taxes. Under the employment agreements, we are not obligated to gross up executives for any excise taxes imposed on excess parachute payments under Code Section 280G or 4999.

Equity Plans

Our equity plans provide for certain benefits in the event of certain changes of control. Under both our existing 2003 Stock Option Plan and our 2004 Stock and Incentive Awards Plan, if there is a change of control, our compensation committee may, among other things, accelerate the exercisability of all outstanding stock options and/or require that all outstanding options be cashed out. Our 2003 Stock Option Plan defines a change of control as the occurrence of any of the following:

•	With certain exceptions, any “person” (as such term is used in sections 13(d) and l4(d) of the Exchange Act), becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing more than 50% of the voting power of our then outstanding securities.

•	Our shareholders approve (or, if shareholder approval is not required, our board approves) an agreement providing for (i) our merger or consolidation with another entity where our shareholders immediately prior to the merger or consolidation will not beneficially own, immediately after the merger or consolidation, securities of the surviving entity representing more than 50% of the voting power of the then outstanding securities of the surviving entity, (ii) the sale or other disposition of all or substantially all of our assets, or (iii) our liquidation or dissolution.

•	Any person has commenced a tender offer or exchange offer for 30% or more of the voting power of our then outstanding shares.

•	Directors are elected such that a majority of the members of our board shall have been members of our board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

A change of control under our 2004 Stock and Incentive Awards Plan generally occurs when a third party acquires 20% or more of our outstanding stock, there is a hostile board election, a merger occurs in which our shareholders cease to own 50% of the equity of the successor, or we are liquidated or dissolved or substantially all of our assets are sold.

Payments Upon Termination

The following table summarizes the estimated value of payments and other benefits to which our NEOs would have been entitled under the employment agreements and equity plans described above upon certain terminations of employment, assuming, solely for purposes of such calculations, that (i) the triggering event or events occurred on March 31, 2011 and (ii) in the case of a change of control, the vesting of all stock options held by our NEOs was accelerated.

			Without
		Without	Cause or for
		Cause or for Good	Good Reason in Connection
Name	Benefit	Reason ($)	With a Change of Control ($)

Neal R. Verfuerth	Severance	1,114,667	1,672,000
	Pro Rata Target Bonus	88,627	88,627
	Benefits	13,908	13,908
	Acceleration of Options	—	119,178
	Excise Tax Cut-Back	—	—
	Total	1,217,202	1,893,713

Scott R. Jensen	Severance	116,667	233,333
	Pro Rata Target Bonus	16,814	16,814
	Benefits	21,251	21,251
	Acceleration of Options	—	17,638
	Excise Tax Cut-Back	—	—
	Total	154,732	289,036

Michael J. Potts	Severance	296,667	593,333
	Pro Rata Target Bonus	18,916	18,916
	Benefits	21,251	21,251
	Acceleration of Options	—	36,788
	Excise Tax Cut-Back	—	—
	Total	336,834	670,288

John H. Scribante	Severance	147,500	295,000
	Pro Rata Target Bonus	43,350	43,350
	Benefits	—	—
	Acceleration of Options	—	166,653
	Excise Tax Cut-Back	—	—
	Total	190,850	505,000

Daniel J. Waibel	Severance	—	—
	Pro Rata Target Bonus	—	—
	Benefits	—	—
	Acceleration of Options	—	46,505
	Excise Tax Cut-Back	—	—
	Total	—	46,505

Total		1,899,616	3,404,544

Payments Upon Change of Control (No Termination)

If a change of control had occurred at the end of our fiscal 2011 on March 31, 2011, and our compensation committee had accelerated the vesting of all of the unvested stock options then held by our NEOs and cashed them out for a payment equal to the product of (i) the number of shares underlying such options and (ii) the excess, if any, of the closing price per share of our Common Stock on such date over the exercise price per share of such options, our NEOs would have received approximately the following benefits:

	Number of Unvested Option
	Shares Accelerated and Cashed Out
Name	(#)	Value Realized ($)

Neal R. Verfuerth	177,775	$119,178
Scott R. Jensen	114,639	17,638
Michael J. Potts	48,900	36,788
John H. Scribante	176,139	166,653
Daniel J. Waibel	52,574	46,505

RISK ASSESSMENT OF OUR COMPENSATION POLICIES AND PRACTICES

We believe that we have designed a balanced approach to our compensation programs that rewards both our NEOs and our other key employees for achieving our annual and longer-term strategic objectives and financial and business performance goals that we believe will help us achieve sustained growth and success over the long term. We believe that our compensation committee has structured our total executive compensation to ensure that there is a focus on incentivizing and rewarding both near-term financial performance and sustained long-term shareholder appreciation. While it is possible that the pursuit of our strategic objectives and our annual financial performance targets that determine our annual bonus payouts may lead to employee behavior that may increase certain risks to our company, we believe that we have designed our compensation programs to help mitigate against such concerns and to help ensure that our compensation practices and decisions are consistent with our strategic business plan and our enterprise risk profile.

At its meeting in June 2011, our compensation committee conducted a review of our compensation policies and practices to assess whether any risks arising from such policies and practices are reasonably likely to materially adversely affect our company. In this regard, our compensation committee took the following actions:

•	Identified our material compensation arrangements and categorized them according to the levels of potential risk-taking behaviors that our compensation committee believes they may encourage.

•	Met with our chief financial officer to develop a better understanding of our enterprise risk profile and the material risks, including reputational risk and those described under Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, that we face and the relationship of our compensation policies and practices to those identified enterprise-related risks.

•	Evaluated the levels of potential risk-taking that may be encouraged by each material compensation arrangement to determine whether it is appropriate in the context of our overall compensation arrangements, our objectives for our compensation arrangements, our strategic goals and objectives and our enterprise risk profile.

•	Identified and evaluated the likely effectiveness of the risk-mitigation attributes contained in our compensation policies and practices, as set forth below.

As part of its review of our compensation policies and practices, our compensation committee identified the following attributes that it believes help to mitigate against the potential for excessive or unnecessary risks to be realized by our company as a result of our compensation policies and practices:

•	We believe that we have set base salaries at a sufficient level to discourage excessive or unnecessary risk taking. We believe that base salary, as a non-variable element of compensation, helps to moderate the incentives to incur risk in the pursuit of increased financial performance metrics that are directly tied to the payment of variable elements of compensation. To perform its moderating function, we believe that base salary should make up a substantial portion of target total compensation. Our NEOs’ fiscal 2011 base salaries were, on average, more than 75% of their fiscal 2011 total actual compensation. Although we do not expect base salaries to continue to comprise such a significant portion of total actual compensation, we intend for base salary to make up a substantial portion of target total compensation in future years. We also did not increase base salaries for executives in either fiscal 2011 or fiscal 2012 pending significantly improved operating results.

•	Our incentive compensation goals are directly tied to and support our strategic business plan and are based upon annual operating budget levels that are reviewed and approved by our board of directors and that we believe are attainable at their targeted levels without the need to (i) take excessive or unnecessary risks; (ii) take actions that would violate our Code of Conduct; or (iii) make material changes to our long-term business strategy or our methods of management or operation.

•	Our fiscal 2012 incentive compensation program includes an overall limit on the number of option shares that may be granted and caps the amount of the cash bonus opportunity.

•	We use three different corporate financial performance metrics, revenue, net income and free cash flow, under our fiscal 2012 incentive compensation program, as well as the price of our common stock, to determine the total amount of our incentive compensation awards to our named executive officers and certain other management-level employees. We believe that using different financial metrics helps to mitigate excessive or unnecessary risk taking and the motivation to focus on achieving any single financial performance measure that is directly tied to the amount of our incentive compensation awards.

•	Almost all of our incentive compensation awards for fiscal 2012 (other than the cash bonus opportunity for extraordinary performance) are equity-based so that employees who receive these equity-based awards may only realize value through the sustained long-term appreciation of our shareholder value. We also believe that the overall size of the potential incentive compensation program is moderate and is spread over a broad group of employees.

•	We have implemented stock ownership guidelines for all of our executive officers, which we believe help to focus them on holding significant amounts of our stock and, as a result, on achieving long-term stock price appreciation and sustainability.

•	We have adopted a “clawback” policy as an additional risk mitigation provision. Our clawback policy calls on our board of directors to require reimbursement from any officer of an amount equal to the amount of any overpayment or overrealization of any incentive compensation paid to, or realized by, the officer if:

•	The payment or vesting of incentive compensation was predicated upon the achievement of certain company financial or operating results with respect to the applicable performance period that were subsequently the subject of a material financial statement restatement (other than a restatement due to subsequent changes in generally accepted accounting principles, policies or practices) that adversely affects our prior announced or stated financial results, financial condition or cash flows;

•	In our board’s view, the recipient engaged in misconduct that caused, partially caused or otherwise contributed to the need for the financial statement restatement; and

•	Vesting would not have occurred, or no payment or a lower payment would have been made to the recipient, based upon our restated financial results, financial condition or cash flow.

As a result of this review, which our compensation committee intends to continue to conduct annually, our compensation committee did not believe that our compensation policies and practices encourage excessive or unnecessary risk-taking in light of our strategic plan, business objectives and our enterprise risk profile. Accordingly, our compensation committee did not implement any material changes in response to this review.

PROPOSAL TWO:

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We view executive compensation as an important matter both to us and to our shareholders. As required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to vote, on a non-binding, advisory basis, on a resolution approving the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement. This advisory vote on the compensation of our NEOs allows our shareholders to express their views on our executive compensation programs.

We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our company and to building shareholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities. The other objectives of our compensation programs for our executive officers are the following:

•	to motivate our executive officers to achieve strong financial performance, particularly increased revenue, profitability, free cash flow and shareholder value;

•	to attract and retain executive officers who we believe have the experience, temperament, talents and convictions to contribute significantly to our future success; and

•	to align the interests of our executive officers with the interests of our shareholders.

In light of these objectives, we have sought to reward our NEOs for achieving financial performance goals, creating value for our shareholders, and for loyalty and dedication to our company. We also seek to reward initiative, innovation and creation of new products, technologies, business methods and applications, since we believe our future success depends, in part, on our ability to continue to expand our revenue, product and market opportunities. Some examples of recent actions we have taken to further these objectives include:

•	our decision to freeze base salaries for our NEOs for fiscal 2012 at their respective fiscal 2011 levels (in most cases unchanged from fiscal 2009 levels), except for new hires, promotions and certain limited exceptions; and

•	our substitution, in lieu of our existing annual cash bonus program and fiscal 2012 grants under our long-term equity incentive program, of a new, comprehensive equity- and performance-based incentive compensation plan designed to focus our management team and key employees on delivering substantial financial performance improvements in fiscal 2012 over fiscal 2011.

For a further description of our executive compensation programs, please see the disclosure under the heading “Executive Compensation” above.

Our board of directors would like the support of our shareholders for the compensation of our NEOs as disclosed in this proxy statement. Accordingly, for the reasons discussed above, our compensation committee recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this proxy statement.”

The compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement will be approved if the votes cast in favor of the resolution exceed the votes cast against the resolution, assuming a quorum exists. Abstentions will be counted for purposes of determining the presence of a quorum but will be disregarded in the calculation of votes cast for this purpose.

This advisory vote on the compensation of our NEOs is not binding on our company, our board of directors or the compensation committee of the board. However, the board and the compensation committee will review and consider the outcome of this advisory vote when making future compensation decisions for our NEOs.

RECOMMENDATION: Our compensation committee recommends a vote for approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables and narrative discussion contained in this proxy statement.

PROPOSAL THREE:

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, we are also seeking a vote, on a non-binding, advisory basis, on a resolution regarding the frequency of the advisory vote on the compensation of our NEOs as disclosed pursuant to the rules of the Securities and Exchange Commission. Shareholders may vote to approve holding an advisory vote on the compensation of our NEOs every one, two or three years, or may abstain from voting entirely on the matter.

After considering the benefits and consequences of each option for the frequency of submitting the advisory vote on the compensation of our NEOs to shareholders, our compensation committee recommends submitting the advisory vote on the compensation of our NEOs to our shareholders annually. Our compensation committee is making this recommendation because it believes that an annual vote will promote best governance practices and facilitate our compensation committee’s and our management’s consideration of the views of our shareholders in structuring our compensation programs for our NEOs. We believe that an annual vote will provide our compensation committee and our management with more direct input on, and reactions to, our current compensation practices, and better allow our compensation committee and our management to measure how they have responded to the prior year’s vote.

For the reasons discussed above, our compensation committee recommends that shareholders vote in favor of holding an advisory vote on executive compensation at our annual meeting of shareholders every year. In voting on this advisory vote on the frequency of the advisory vote on executive compensation, shareholders should be aware that they are not voting “for” or “against” the committee’s recommendation to vote for a frequency of every year for future advisory votes on executive compensation. Rather, shareholders will be casting votes to recommend an advisory vote on executive compensation that may be every year, two years, or three years, or they may abstain entirely from voting on the proposal.

The frequency of the advisory vote on executive compensation receiving the greatest number of votes cast in favor of such frequency, whether every year, every two years or every three years, will be the frequency of the advisory vote on executive compensation that shareholders are deemed to have approved. Abstentions and broker non-votes do not constitute a vote for any particular frequency.

Additionally, although the outcome of this advisory vote on the frequency of the advisory vote on executive compensation is non-binding, our compensation committee will review and consider the outcome of this vote when making determinations as to when the advisory vote on executive compensation will again be submitted to shareholders for approval at an annual meeting of shareholders.

RECOMMENDATION: Our compensation committee recommends that the advisory vote on executive compensation be submitted to shareholders every year.

DIRECTOR COMPENSATION

We offer the following compensation program for our non-employee directors: (a) an annual retainer of $40,000, payable in cash or shares of our Common Stock at the election of the recipient; (b) an annual stock option grant, vesting ratably over three years, with a grant date fair value of $45,000; (c) an annual retainer of $15,000 for each of the independent chairman of our board of directors, the independent lead director and the chairman of the audit and finance committee of our board of directors, payable in cash or shares of Common Stock at the election of the recipient; and (d) an annual retainer of $10,000 for each of the chairmen of the compensation committee and the nominating and corporate governance committee of our board of directors, payable in cash or shares of Common Stock at the election of the recipient. In order to attract potential new independent directors in the future, our board of directors has retained the flexibility to make an initial stock option or other form of equity-based grant or a cash award to any such new non-employee directors upon joining our board. In connection with Mr. Kackley’s election as non-executive chairman of our board on August 25, 2010, we modified our existing compensation program to provide for an annual retainer of $20,000 for his role as non-executive chairman. In connection with Mr. Quadracci’s appointment as a director emeritus, we intend to pay Mr. Quadracci an annual director emeritus stipend of $10,000.

All non-management directors are required to own at least 25,000 shares. Directors are permitted to satisfy these ownership guidelines with shares of our Common Stock that they acquire through the exercise of stock options or other similar equity-based awards, through retention upon vesting of restricted shares or other similar equity-based awards and through direct share purchases. Our directors who were directors at the time of the adoption of the amended guidelines have until the fifth anniversary of the adoption to satisfy the ownership requirement. Newly elected directors will have until the fifth anniversary of their election to satisfy the ownership requirement. All of our directors have either satisfied the ownership requirement or have additional time to do so.

Director Compensation for Fiscal 2011

The following table summarizes the compensation of our non-employee directors for fiscal 2011. As employee directors, neither Mr. Verfuerth nor Mr. Potts received any compensation for their service as directors, and they are therefore omitted from the table. Mr. Jacobson is omitted from the table because he joined our board on May 31, 2011 and was not a director in fiscal 2011. We reimbursed each of our directors, including our employee directors, for expenses incurred in connection with attendance at meetings of our board and its committees.

	Fees Earned	Option
	or Paid in	Awards	All Other
Name	Cash ($)(1)	($)(2)(3)	Compensation ($)	Total ($)

Michael W. Altschaefl	55,000	32,361	—	87,361
James R. Kackley(4)	40,000	32,361	—	72,361
Thomas A. Quadracci	50,000	32,361	—	82,361
Elizabeth Gamsky Rich(5)	30,932	26,430	—	57,362
Thomas N. Schueller(6)	30,000	32,361	—	62,361
Roland G. Stephenson(7)	20,000	32,361	—	52,361
Mark C. Williamson	65,000	32,361	—	97,361

(1)	As permitted under our compensation program for non-employee directors, the following directors elected to received the following portions of their fiscal 2011 retainer in shares of our Common Stock: Mr. Altschaefl — $41,250, which equated to 12,281 shares; Mr. Stephenson — $10,000, which equated to 3,194 shares.

(2)	Represents the grant date fair value of the awards pursuant to ASC Topic 718. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for our fiscal year ended March 31, 2011.

(3)	The option awards outstanding as of March 31, 2011 for each non-employee director were as follows: Mr. Altschaefl held options to purchase 25,203 shares of our Common Stock; Mr. Kackley held options to purchase 90,346 shares of our Common Stock; Mr. Quadracci held options to purchase 55,346 shares of our Common Stock; Ms. Gamsky Rich held options to purchase 19,912 shares of our Common Stock; Mr. Schueller held options to purchase 19,912 shares of our Common Stock; and Mr. Williamson held options to purchase 30,495 shares of our Common Stock. All options vest ratably over a three-year continued board service period.

(4)	As disclosed above, on July 22, 2009, Mr. Kackley became our president and chief operating officer. He retired from those positions effective May 14, 2010 but remains a director of our company and, since August 25, 2010, non-executive chairman of our board.

(5)	Ms. Rich was appointed to our board of directors on June 23, 2010.

(6)	Mr. Schueller was appointed to our board of directors on April 28, 2010.

(7)	Mr. Stephenson resigned from our board of directors on August 25, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of May 31, 2011, by:

•	each person (or group of affiliated persons) known to us to be the beneficial owner of more than 5% of our Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and current executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power. Under these rules, beneficial ownership also includes any shares as to which the individual or entity has the right to acquire beneficial ownership of within 60 days of May 31, 2011, through the exercise of any warrant, stock option or other right. Except as noted by footnote, and subject to community property laws where applicable, we believe that the shareholders named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

Except as set forth below, the address of all shareholders listed under “Directors and executive officers” is c/o Orion Energy Systems, Inc. 2210 Woodland Drive, Manitowoc, WI 54220.

	Shares Beneficially Owned
	Number	Percentage of Outstanding

Directors and executive officers
Neal R. Verfuerth(1)	2,207,883	9.5%
Michael J. Potts(2)	467,961	2.0%
John Scribante(3)	220,447	*
Daniel J. Waibel(4)	768,309	3.4%
Scott R. Jensen(5)	72,371	*
James R. Kackley(6)	316,521	1.4%
Michael W. Altschaefl(7)	34,102	*
Tryg C. Jacobson	—	*
Thomas A. Quadracci(8)	125,121	*
Elizabeth G. Rich	3,591	*
Thomas N. Schueller(9)	12,138	*
Mark C. Williamson(10)	23,694	*
All current directors and executive officers as a group (16 individuals)(11)	4,271,523	18.0%
Principal shareholders
GE Capital Equity Investments, Inc.(12)	1,570,990	6.9%

*	Indicates less than 1%.

(1)	Consists of (i) 1,807,861 shares of Common Stock; and (ii) 400,022 shares of Common Stock issuable upon the exercise of vested and exercisable options. The number does not reflect (i) 200,042 shares of Common Stock subject to options held by Mr. Verfuerth that will not become exercisable within 60 days of May 31, 2011.

(2)	Consists of (i) 422,352 shares of Common Stock; and (ii) 45,609 shares of Common Stock issuable upon the exercise of vested and exercisable options. The number does not include 65,843 shares of Common Stock subject to options held by Mr. Potts that will not become exercisable within 60 days of May 31, 2011.

(3)	Consists of (i) 23,815 shares of Common Stock owned by Garden Villa on 3rd LLP; (ii) 15,000 shares of Common Stock held in the TMS Trust; and (iii) 181,632 shares of Common Stock issuable upon the exercise of vested and exercisable options. The number does not include 204,931 shares of Common Stock subject to options held by Mr. Scribante that will not become exercisable within 60 days of May 31, 2011.

(4)	Consists of (i) 674,400 shares of Common Stock; and (ii) 93,909 shares of Common Stock issuable upon the exercise of vested and exercisable options. The number does not include 67,185 shares of Common Stock subject to options held by Mr. Waibel that will not become exercisable within 60 days of May 31, 2011.

(5)	Consists of (i) 12,000 shares of Common Stock; and (ii) 60,371 shares of Common Stock issuable upon the exercise of vested and exercisable options. The number does not include 125,943 shares of Common Stock subject to options held by Mr. Jensen that will not become exercisable within 60 days of May 31, 2011.

(6)	Consists of (i) 197,976 shares of Common Stock; (ii) 73,545 shares of Common Stock issuable upon the exercise of vested and exercisable options; and (iii) 45,000 shares of Common Stock beneficially owned by Mr. Kackley’s grandchildren. The number does not include 38,846 shares of Common Stock subject to options held by Mr. Kackley that will not become exercisable within 60 days of May 31, 2011.

(7)	Consists of (i) 25,700 shares of Common Stock; and (ii) 8,402 shares of Common Stock issuable upon the exercise of vested and exercisable options. The number does not include 38,846 shares of Common Stock subject to options held by Mr. Altschaefl that will not become exercisable within 60 days of May 31, 2011.

(8)	Consists of (i) 82,976 shares of Common Stock; (ii) 3,600 shares of Common Stock held by Mr. Quadracci’s wife; and (iii) 38,545 shares of Common Stock issuable upon the exercise of vested and exercisable options. The number does not include 38,846 shares of Common Stock subject to options held by Mr. Quadracci that will not become exercisable within 60 days of May 31, 2011.

(9)	Consists of (i) 5,500 shares of Common Stock held in an IRA; and (ii) 6,638 shares of Common Stock issuable upon the exercise of vested and exercisable options. The number does not include 35,319 shares of Common Stock subject to options held by Mr. Schueller that will not become exercisable within 60 days of May 31, 2011.

(10)	Consists of (i) 10,000 shares of Common Stock and (ii) 13,694 shares of Common Stock issuable upon the exercise of vested and exercisable options. The number does not include 38,846 shares of Common Stock subject to options held by Mr. Williamson that will not become exercisable within 60 days of May 31, 2011.

(11)	Includes 934,020 shares of Common Stock issuable upon the exercise of vested and exercisable options. The number does not include 1,116,675 shares of Common Stock subject to options that will not become exercisable within 60 days of May 31, 2011.

(12)	The address of GE Capital Equity Investments, Inc., which we refer to as “GECEI,” is 201 Merritt 7, Norwalk, Connecticut 06851. Other than share ownership percentage information, the information set forth is as of December 31, 2010, as reported by GECEI in its Schedule 13G filed with us and the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who beneficially own more than ten percent of our Common Stock, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 or 5), of our Common Stock with the SEC. The SEC requires executive officers, directors and greater than ten percent shareholders to furnish us with copies of all these forms filed with the SEC.

To our knowledge, based solely upon our review of the copies of these forms received by us, or written representations from certain reporting persons that no additional forms were required for those persons, we believe that all of our executive officers and directors complied with their reporting obligations during fiscal 2011, except that a Form 4 reporting Mr. Altschaefl’s receipt of Common Stock on February 4, 2011 as part of his fiscal 2011 retainer was inadvertently not filed within the requisite two business days.

Policies and Procedures Governing Related Person Transactions

Our policy is to enter into transactions with related persons on terms that, on the whole, are no less favorable to us than those available from unaffiliated third parties. Our board of directors has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers, nominees for director, holder of 5% or more of our Common Stock or any of their immediate family members; and

•	a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to our audit and finance committee certain information relating to related person transactions for review, approval or ratification by our audit and finance committee. In making a determination about approval or ratification of a related person transaction, our audit and finance committee will consider the information provided regarding the related person transaction and whether consummation of the transaction is believed by the committee to be in our best interests. Our audit and finance committee may take into account the effect of a director’s related person transaction on the director’s status as an independent member of our board of directors and eligibility to serve on committees of our board under SEC rules and the listing standards of the NYSE Amex. Any related person transaction must be disclosed to our full board of directors.

Related Person Transactions

In fiscal 2011, Josh Kurtz and Zach Kurtz, two of our national account managers, received $175,682 and $171,612, respectively, of compensation from us in their capacities as employees. Included in this compensation was $20,618 related to the grant date fair value calculated pursuant to ASC Topic 718 for stock options granted during the fiscal year. Messrs. Kurtz and Kurtz are the sons of Neal R. Verfuerth, our chief executive officer.

Based on our experience in the business sectors in which we participate and the terms of our transactions with unaffiliated third persons, we believe that all of the transactions set forth above (i) were on terms and conditions that were not materially less favorable to us than could have been obtained from unaffiliated third parties and (ii) complied with the terms of our policies and procedures regarding related person transactions. All of the transactions set forth above have been ratified by our audit and finance committee.

AUDIT AND FINANCE COMMITTEE MATTERS

Report of the Audit and Finance Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Our audit and finance committee has adopted certain pre-approval categories for each fiscal year. These categories relate to auditor assistance with periodic filings with the SEC, auditor assistance with board approved capital raising or debt financing, auditor assistance with board approved acquisitions, auditor assistance with due diligence, required responses to SEC comment letters, and auditor assistance with routine tax matters.

We, the members of the audit and finance committee, represent the following:

1. As required by our charter, we reviewed the company’s financial statements for the fiscal year 2011 and met with management, as well as representatives of Grant Thornton, LLP, the company’s independent registered public accounting firm (which we refer to as “GT”) for fiscal year 2011, to discuss the financial statements.

2. We also discussed with members of GT the matters required to be discussed by the Statement on Auditing Standards 61, Communications with Audit Committees, as amended.

3. In addition, we received the written disclosures and the letter from GT required by applicable requirements of the Public Company Accounting Oversight Board regarding GT’s communications with the audit and finance committee concerning independence, and discussed with members of GT their independence from management and the company.

4. Based on these discussions, the financial statement review and other matters we deemed relevant, we recommended to the company’s board of directors that the company’s audited financial statements for the fiscal year 2011 be included in the company’s Annual Report on Form 10-K for the year ended March 31, 2011.

Respectfully submitted by the audit and finance committee:

Michael W. Altschaefl, Chair
Thomas A. Quadracci
Thomas N. Schueller
Mark C. Williamson

Principal Accountant Services and Fees

On August 18, 2011 we notified GT that we had hired a new firm as our independent registered public accounting firm for our 2012 fiscal year ending March 31, 2012. The decision to hire a new independent registered public accounting firm was recommended and approved by our audit and finance committee to our board of directors on August 18, 2011.

The audit reports of GT on our consolidated financial statements as of and for the years ended March 31, 2011 and March 31, 2010 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of our consolidated financial statements for each of the fiscal years ended March 31, 2011 and March 31, 2010, and through the date of the change in independent registered public accounting firms, there were: (1) no disagreements between our company and GT on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of GT, would have caused GT to make reference to the subject matter of the disagreement in their reports on our financial statements for such years, and (2) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

In accordance with Item 304(a)(3) of Regulation S-K, we furnished a copy of the above disclosures to GT and requested that GT furnish us with a letter addressed to the SEC stating whether or not GT agrees with the above statements. A copy of such letter dated August 22, 2011 was attached as Exhibit 16.1 to a Current Report on Form 8-K filed with the SEC on August 22, 2011.

On August 18, 2011, we retained BDO USA, LLP (which we refer to as “BDO”) as our independent registered public accounting firm for our 2012 fiscal year ending March 31, 2012. During the two most recent fiscal years, and through the most recent interim report preceding the change in independent registered public accounting firms, we had not consulted with BDO regarding any of the following:

i. The application of accounting principles to a specific transaction, either completed or proposed;

ii. The type of audit opinion that might be rendered on our financial statements; or

iii. Any matter that was subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K; or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Representatives of BDO are expected to be present at our annual meeting. They will have the opportunity to make a statement if they so desire and to respond to appropriate questions. We do not expect representatives of GT to be present at our annual meeting.

The following table presents fees billed for professional services rendered for the audit of our annual financial statements for fiscal 2011 and fiscal 2010 and fees billed for other services rendered during fiscal 2011 and fiscal 2010 by GT:

	Fiscal 2011	Fiscal 2010

Audit fees(1)	$282,873	$292,844
Audit-related fees(2)	14,150	14,648
Tax fees(3)	57,817	72,431

Total fees	$354,840	$379,923

(1)	Represents the aggregate fees billed for the integrated audit of our fiscal 2011 and 2010 financial statements, respectively, review of quarterly financial statements and attendance at audit committee meetings and shareholder meetings.

(2)	Represents the aggregate fees billed for audit of our benefit plans.

(3)	Represents the aggregate fees billed for tax compliance.

Audit Committee Pre-Approval Policy

The audit and finance committee, in accordance with its charter, must pre-approve all non-audit services provided by our independent registered public accountants. The audit and finance committee generally pre-approves specified services in the defined categories of audit services, audit related services and tax services up to specified amounts. Pre-approval may also be given as part of our audit and finance committee’s approval of the scope of the engagement of the independent registered public accountants or on an individual, explicit case-by-case basis before the independent auditor is engaged to provide each service.

The audit and finance committee has considered whether the provision of the services not related to the audit of the financial statements acknowledged in the table above was compatible with maintaining the independence of GT and is of the opinion that the provision of these services was compatible with maintaining GT’s independence.

PROPOSAL FOUR:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit and finance committee has selected BDO USA, LLC (which we refer to as “BDO”) to be our independent registered public accounting firm for our fiscal year 2012. As discussed above under “Audit Committee Matters — Principal Accountant Services and Fees,” prior to BDO’s selection, Grant Thornton, LLP (which we refer to as “GT”) had been our independent registered public accounting firm for the previous several fiscal years, including our fiscal year 2011. In selecting BDO to be our independent registered public accounting firm for the fiscal year 2012, our audit and finance committee considered the results from its review of BDO’s independence, including (i) all relationships between BDO and our company and any disclosed relationships or services that may impact BDO’s objectivity and independence; (ii) BDO’s performance and qualification as an independent registered public accounting firm; and (iii) the fact that the BDO engagement audit partner is rotated on a regular basis as required by applicable laws and regulations.

Our audit and finance committee charter does not require that our shareholders ratify the selection of BDO as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance practice. If our shareholders do not ratify the selection, our audit and finance committee may reconsider whether to retain BDO, but still may retain the firm. Even if the selection is ratified, our audit and finance committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

RECOMMENDATION OF THE BOARD: The board recommends a vote for the approval of the ratification of BDO USA, LLC as our independent registered public accounting firm for our fiscal year 2012.

PROPOSAL FIVE:

AMENDMENT TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT MAY BE
ISSUED UNDER THE OUR 2004 STOCK AND INCENTIVE AWARDS PLAN

We are requesting that our shareholders approve an amendment to our 2004 Stock and Incentive Awards Plan, which we refer to as the “Plan,” to increase the number of shares of Common Stock authorized for issuance under the Plan by 1,000,000 shares, contingent upon our achievement of at least 100% of each of the targeted financial metrics under our bonus program for fiscal 2012. The proposed amendment will enable us to implement our 2012 bonus program without exhausting our ability to provide additional equity awards to employees, directors and consultants as part of a competitive compensation program.

Reasons for the Plan Amendment.  A summary of our reasons for seeking the plan amendment is as follows:

•	If we achieve fiscal 2012 GAAP revenues of at least $115 million, GAAP net income of at least $4.9 million and free cash flow of $4.9 million, we will have only approximately 205,000 shares remaining available for future equity grants under the Plan. As a result, if we achieve all of the financial targets for fiscal 2012, we will need additional share availability under the Plan to grant future equity awards.

•	We believe that stock option awards provide a long-term incentive with a benefit tied to appreciation in stock price and return of shareholder value.

•	Our option awards are broad-based, to the entire employee workforce, to promote full employee buy-in to our goal of returning shareholder value. Over 50% of our outstanding options are currently held by non-officers/directors. Our option awards are not a management “get rich” program where only a few benefit.

•	We see our stock options as a key recruiting and retention tool for sales and technical positions to counteract recruiting challenges in Northeast Wisconsin and enhance our ability to lock up talent for longer terms. Stock options protect our human capital.

•	We believe our option awards have minimal dilutive impact. An additional 1,000,000 shares would represent approximately 3.7% of our current outstanding common and option shares outstanding. The earnings impact on our most recent fiscal year, assuming all 1,000,000 shares requested had been issued and outstanding, would have resulted in an additional charge of approximately $0.003/share through dilution.

•	The amendment is consistent with our past practice and long-term compensation strategy. We are not introducing a new plan.

•	We expect 1,000,000 shares to last approximately two to three years.

Performance Contingency.  The increase in the number of shares of Common Stock authorized for issuance under the Plan by 1,000,000, if approved by our shareholders, would only take effect if we achieve at least 100% of each of such metrics under our bonus program for fiscal 2012. If we do not achieve at least 100% of each of such financial metrics, then the total number of shares remaining available for future equity grants under the Plan would remain the same as it was prior to shareholder approval. The financial targets under our bonus program for fiscal 2012 are the following:

•	Fiscal 2012 revenues of $115.0 million, determined pursuant to GAAP.

•	Fiscal 2012 net income of $4.9 million, determined pursuant to GAAP, but excluding the impact of material gains or losses that are non-cash in nature (as determined by our compensation committee).

•	Fiscal 2012 free cash flow of $4.9 million, calculated as operating cash flow as determined pursuant to GAAP, less traditional capital expenditures and OTA capital expenditures (in each case, as determined by our compensation committee).

The financial targets described above are not a prediction of how we will perform during fiscal year 2012. The purpose of the targets is to provide appropriate financial metrics to determine amounts of compensation under our incentive compensation program. The targets are not intended to serve, and should not be relied upon, as guidance or any other indication of our expected future performance.

Our bonus program for fiscal 2012 is described more fully above under the heading “Executive Compensation — Compensation Discussion and Analysis — Incentive Compensation Opportunities for Fiscal 2012.” Under the program, if our total revenues, net income and free cash flows are each at level equal to or above 100% of the targets set forth above, then a pool of options to purchase 684,600 shares of our Common Stock will be created. If our performance with respect to all three of the financial metrics is 120% or greater, then, in addition to the option pool, a cash bonus pool of $806,667 will be created. Our compensation committee determined that these pools will be allocated according to the recommendations of our chief executive officer with respect to all named executive officers and other senior executives (other than our chief executive officer), subject to review and concurrence by the compensation committee. The committee will determine the allocation of a portion of the option and cash bonus pools to our chief executive officer. With respect to all other employees, our chief executive officer will coordinate with the applicable senior officers and other managers to determine an appropriate allocation of options and/or cash bonuses to individual subordinate employees based on such employees’ relative performance and contributions to the relative success of our company. We intend to undertake a training program to further educate the senior officers and managers on the basis upon which to best assess their subordinate employees to determine appropriate allocations of the option and cash bonus pools. In addition to the pool of options described above, if we achieve at least 100% of each of the financial targets described above and our stock price equals or exceeds $5.00 per share for at least 20 trading days during any 90-day period during the option’s ten-year term, options to purchase a total of approximately 469,790 shares of Common Stock previously granted or available for grant to our executive officers and other key employees would vest. If these performance conditions are not met, these options will be forfeited and the 469,790 shares underlying the options will become available again for future grants under the Plan.

The total number of shares that have been authorized for issuance under the Plan prior to the proposed amendment is 5,000,000 shares, plus the total number of shares granted under our 2003 Stock Option Plan that are exchanged for new shares under the Plan or that are cancelled under the 2003 Plan. To accommodate the potential equity awards under our 2012 bonus program and allow for future equity-based awards to be made under the Plan, our board has unanimously approved the proposed amendment to increase the number of shares of Common Stock authorized for issuance under the Plan by 1,000,000 shares contingent upon our achievement of at least 100% of each of the targeted financial metrics under our bonus program for fiscal 2012 and shareholder approval of the amendment and the Plan as amended at the annual meeting. The following summary description of the Plan as amended by such amendment is qualified in its entirety by reference to the full text of the Plan, as amended, which is attached to this proxy statement as Appendix A.

Purpose.  The Plan has two complementary purposes: (i) to attract and retain outstanding individuals to serve as officers, directors, employees, consultants and advisors and (ii) to increase shareholder value. The Plan is intended to enhance our ability to attract, retain and motivate persons who make or are expected to make important contributions to our company, our subsidiaries and our affiliates by providing such persons with equity ownership opportunities and performance-based incentives, thereby better aligning the interests of such persons with those of our shareholders.

Eligibility and Participation.  All of our and our affiliates’ employees and directors and all consultants or advisors who provide services to us or our affiliates are eligible to be granted awards under the Plan. Our compensation committee designates individuals to become participants in the Plan. Awards are granted exclusively as compensation for the performance of those services a participant is already performing or reasonably may be expected to perform in his or her respective position. Our compensation committee’s designation of a participant in any year does not require the committee to designate the person to receive an aware in any other year.

Awards Under the Plan; Available Shares.  As of June 30, 2011, there were 4,266,586 shares subject to outstanding options granted under the Plan. In addition, as described above, if our total revenues, net income and free cash flows are each at level equal to or above 100% of the targets set forth above, then a pool of options to purchase 684,600 shares of our Common Stock will be created. Our board of directors also has delegated limited authority to our chief executive officer, acting as a subcommittee of our compensation committee, to grant awards covering up to 250,000 shares of our Common Stock per fiscal year (350,000 in fiscal 2011) to certain non-executive officers in connection with offers of employment, promotions and certain other circumstances. The total number of shares that have been authorized for issuance under the Plan prior to the proposed amendment is 5,000,000 shares, plus the total number of shares granted under our 2003 Stock Option Plan that are exchanged for new shares under the Plan or that are cancelled under the 2003 Plan. Taking into account the shares that have been issued under the Plan, the shares subject to outstanding options granted under the Plan and the pool of options to purchase 684,600 shares that may be created based on our achievement of certain financial targets, as of June 30, 2011, approximately 205,000 shares remained available for grant under the Plan, before subtracting the shares reserved for grant to non-executive officers by our chief executive officer acting as a subcommittee of our compensation committee. The proposed amendment would increase the number of shares that may be issued in connection with awards under the Plan by 1,000,000 only if we achieve at least 100% of each of the targeted financial metrics under our bonus program for fiscal 2012. This share limitation is subject to adjustment as described below.

The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued shares or treasury shares. Our Articles of Incorporation authorize the issuance of 200,000,000 shares of Common Stock, and as of June 30, 2011, there were 22,983,886 shares of Common Stock issued and outstanding. The closing price of our Common Stock on August 31, 2011 was $3.78.

If any shares subject to an award granted under the Plan, or to which any award relates, are forfeited; an award otherwise terminates, expires or is canceled prior to the delivery of all of the shares or of other consideration issuable or payable pursuant to the award; or an award is settled in cash, then the number of shares subject to the award will again be available for the granting of additional awards under the Plan.

Administration.  The Plan is administered by our compensation committee, which has full power and discretionary authority to grant awards under the Plan; determine the type, terms and conditions of such awards and the number of shares to which such awards relate; interpret and administer the Plan and any instrument or agreement relating to, or made under, the Plan; establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and make any other determination and take any other action that the committee deems necessary or desirable for the administration of the Plan.

Our compensation committee’s decisions and determinations under the Plan need not be uniform and may be made selectively among eligible individuals, whether or not they are similarly situated. Some delegation is permitted. All decisions, interpretations and other actions of the committee shall be final and binding on all participants and any other individual with a right under the Plan.

Our board of directors has also delegated limited authority to our chief executive officer, acting as a subcommittee of our compensation committee, to grant equity-based awards under the Plan. Our chief executive officer may grant awards covering up to 250,000 shares of our Common Stock per fiscal year (350,000 in fiscal 2011) to certain non-executive officers in connection with offers of employment, promotions and certain other circumstances.

Types of Awards.  Awards under the Plan may consist of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, shares in lieu of cash, other stock-based awards, annual incentive awards or long-term incentive awards as determined by our compensation committee. Subject to adjustment as described below, no more than 1,000,000 shares of Common Stock may be issued pursuant to the exercise of incentive stock options.

No participant may be granted awards under the Plan that could result in such participant:

•	receiving options for, and/or stock appreciation rights with respect to, more than 300,000 shares of Common Stock during any fiscal year of our company;

•	receiving awards of restricted stock and/or restricted stock units relating to more than 150,000 shares of Common Stock during any fiscal year of our company;

•	receiving awards of performance shares and/or awards of performance units the value of which is based on the fair market value of a share of Common Stock, for more than 150,000 shares of Common Stock during any fiscal year of our company;

•	receiving awards of performance units the value of which is not based on the fair market value of a share of Common Stock, for more than $2,000,000 during any fiscal year of our company;

•	receiving other stock-based awards relating to more than 100,000 shares during any fiscal year of our company;

•	receiving an annual incentive award in any single fiscal year of our company that would pay more than $2,000,000; or

•	receiving a long-term incentive award in any single fiscal year of our company that would pay more than $2,000,000.

Each of these limitations is subject to adjustment as described below.

All awards granted under the Plan are evidenced by a written award agreement specifying the type of award granted, the duration of the award, the number of shares to which the award pertains, if applicable, and such other provisions as our compensation committee determines.

Options.  Subject to the terms of the Plan, our compensation committee has complete discretion under the Plan in determining: (i) the eligible individuals to be granted an option to purchase shares of our Common Stock; (ii) the number of shares to be subject to the option; (iii) whether the option is to be an incentive stock option or a non-qualified stock option (provided that incentive stock options may be granted only to employees); and (iv) any other terms and conditions of the option as determined by our compensation committee in its sole discretion, although stock options must be exercisable at purchase prices of not less than fair market value of the underlying shares on the date of grant and must be exercisable over not more than ten years after date of grant.

For purposes of the Plan, the fair market value of a share of Common Stock on the relevant date is generally the closing price of a share of Common Stock on such date as reported in The Wall Street Journal.

Our compensation committee determines the methods and the forms for payment of the purchase price of options, including, but not limited to by cash, by delivery of other shares or securities of our company having a fair market value equal to the purchase price of the shares (including by attestation), or by any combination of the foregoing; by having us withhold a number of shares otherwise deliverable pursuant to the exercise of the option having a fair market value on the date of exercise equal to some or all of the purchase price (including tax withholding obligations); or through a broker-facilitated cashless exercise procedure.

Our board of directors has also delegated limited authority to our chief executive officer, acting as a subcommittee of our compensation committee, to grant equity-based awards under the Plan. Our chief executive officer may grant awards covering up to 250,000 shares of our Common Stock per fiscal year (350,000 in fiscal 2011) to certain non-executive officers in connection with offers of employment, promotions and certain other circumstances.

Stock Appreciation Rights.  We may also grant stock appreciation rights, whereby the recipient will have the right to receive payment equal to the difference between the grant price of the right and the fair market value of our Common Stock on the date on which the right is exercised. A stock appreciation right may relate to an option, or may be granted independently of any option granted under the Plan. Subject to the terms of the Plan, our compensation committee will determine for each award of stock appreciation rights the grant price (provided that the grant price shall not be less than the fair market value of the shares subject to the stock appreciation right as determined on the date of grant), term, methods of exercise, methods of settlement and any other terms and conditions. To date, we have not granted stock appreciation rights under the Plan.

Performance and Stock Awards.  Our compensation committee has the authority under the Plan to grant awards of shares of restricted stock, restricted stock units, performance shares, performance units, shares in lieu of cash and other stock-based awards. Restricted stock means shares of Common Stock that are subject to such terms and conditions as our compensation committee determines appropriate, including restrictions on sale or other disposition and rights of our company to reacquire the restricted stock upon termination of the participant’s employment or service within specified periods. Restricted stock unit means the right to receive cash and/or shares of Common Stock, as determined by our compensation committee, the value of which is equal to the fair market value of one share to the extent conditions established by our compensation committee are met. The terms and conditions determined by our compensation committee may provide that restricted stock or restricted stock units are subject to forfeiture if we and/or the participant fails to achieve one or more performance goals established by our compensation committee over a designated period of time. Performance shares means the right to receive shares of Common Stock to the extent one or more performance goals established by our compensation committee over a designated period of time consisting of one or more full fiscal years of our company, a subsidiary or an affiliate are met. Performance units means the right to receive cash and/or shares of Common Stock valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more shares of Common Stock, to the extent one or more performance goals established by our compensation committee over a designated period of time consisting of one or more full fiscal years of our company, a subsidiary or an affiliate are met. Shares may be granted under the Plan in lieu of all or a portion of any cash bonuses under any incentive compensation programs and/or increases in base compensation, if any, or with respect to non-employee directors, in lieu of fees for services as a director, as in effect from time to time.

Our compensation committee will determine all terms and conditions of the awards. If the committee determines that the restrictions imposed on restricted stock or restricted stock units lapse on the basis of the passage of time, the minimum ratable period of restriction must be three years from the date of grant of the award. If the committee determines that the restrictions lapse upon the achievement of one or more performance goals, the performance period must be a minimum of one year; provided that our compensation committee may provide in any award agreement or as determined in any individual case, that the restrictions may lapse or be waived in whole or part in the event of terminations resulting from specified causes (such as death, disability or retirement) or upon a change of control.

Unless otherwise determined by our compensation committee, during the period of restriction, participants holding shares of restricted stock granted under the Plan may exercise full voting rights with respect to those shares (if applicable) and are entitled to receive all dividends and other distributions paid or made with respect to those shares while they are so held. Under the Plan, participants generally do not have a right to receive dividend payments or dividend equivalent payments with respect to unearned shares of Common Stock under a performance share, performance unit or restricted stock unit award.

To date, we have not granted restricted stock, restricted stock units, performance shares or performance units under the Plan.

Other Stock-Based Awards.  Other awards, valued in whole or in part by reference to, or otherwise based on, shares of our Common Stock, may be granted under the Plan either alone or in addition to or in conjunction with other awards for such consideration, if any, and in such amounts and having such terms and conditions as our compensation committee may determine. Our compensation committee also has the right to provide types of benefits under the Plan in addition to those specifically listed, if the committee believes that such benefits would further the purposes for which the Plan was established. Grants of such other awards that are considered “full value” awards, such as grants of shares of our Common Stock, and that become vested on the basis of the passage of time, must have a minimum ratable vesting period over three years from the date of grant, or if the award is earned based upon the attainment of one or more performance goals, then the performance period must be a minimum of one year from the date of grant; provided that no minimum vesting period shall be required for the grant of other stock-based awards if the number of shares subject to such awards does not exceed five percent of the aggregate number of shares reserved for issuance under the Plan.

Incentive Awards.  Our compensation committee has the authority to grant annual and long-term incentive awards under the Plan. An incentive award is the right to receive a cash payment to the extent performance goals established by our compensation committee over a designed period of time are met. The committee determines all terms and conditions of annual or long-term incentive awards, including the performance goals, performance period, the potential amount payable, the timing of payment and the consequences of a termination during the performance period.

The performance period for an incentive award must relate to a period of at least one of our fiscal years, and the performance period for a long-term incentive award must relate to a period of more than one of our fiscal years, except that, in each case, if the award is made at the time of commencement of employment with us or on the occasion of a promotion, then the award may relate to a shorter period.

Performance Goals.  For purposes of the Plan, performance goals mean any goals our compensation committee establishes that relate to one or more of the following with respect to our company or any one or more of our subsidiaries, affiliates or other business units: net sales; cost of sales; revenue; gross income; net income; operating income; income from continuing operations; earnings (including before taxes, and/or interest and/or depreciation and amortization); earnings per share (including diluted earnings per share); price per share; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; net operating profit; ratio of debt to debt plus equity; return on shareholder equity; return on capital; return on assets; operating working capital; average accounts receivable; economic value added; customer satisfaction; operating margin; profit margin; sales performance; sales quota attainment; new sales; cross/integrated sales; customer engagement; internal revenue growth; and client retention. In addition, in the case of awards that the Committee determines will not be considered “performance-based compensation” under Code Section 162(m), our compensation committee may establish other performance goals not listed in the Plan.

As to each performance goal, the relevant measurement of performance shall be computed in accordance with generally accepted accounting principles, if applicable, but our compensation committee may, at the time of establishing the performance goals exclude the effects of (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition.

Effect of a Change of Control.  In order to preserve a participant’s rights under an award in the event of a change of control of our company, our compensation committee in its discretion may, at the time an award is made or at anytime thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period, or the deemed achievement of any performance goals, relating to the exercise or realization of the award; (ii) provide for the purchase of the award for an amount of cash or other property that could have been received upon the exercise or realization of the award had the award been currently exercisable or payable; (iii) adjust the terms of the award in the manner determined by the committee to reflect the change of control; (iv) cause the award to be assumed, or new right substituted therefor, by another entity; or (v) make such other provision as our compensation committee may consider equitable and in the best interests of our company.

Except as otherwise expressly provided in any agreement between a participant and our company or an affiliate, if the receipt of any payment by a participant under the circumstances described above with respect to awards granted on or after our initial public offering, would result in the payment by the participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment will be reduced to the extent required to prevent the imposition of such excise tax.

Under the Plan, a “change in control” is generally deemed to have occurred if:

•	any person is or becomes the beneficial owner of securities representing 20% or more of our outstanding shares of Common Stock or combined voting power;

•	there is a change in the composition of the majority of our board that is not approved by at least two-thirds of the existing directors;

•	we consummate a merger, consolidation or share exchange with any other corporation (or issue voting securities in connection with a merger, consolidation or share exchange) in which our shareholders control less than 50% of the combined voting power after the merger, consolidation or share exchange;

•	our shareholders approve, and we complete, a plan of complete liquidation or dissolution or the sale or disposition by us of all or substantially all of our assets (other than certain sales or dispositions to affiliates).

Transferability.  Awards are not transferable other than by will or the laws of descent and distribution, unless our compensation committee allows, with respect to awards other than incentive stock options, a participant to (i) designate in writing a beneficiary to exercise the award or receive payment under the award after the participant’s death, (ii) transfer an award.

Adjustments.  If (i) we are involved in a merger or other transaction in which shares of Common Stock are changed or exchanged, (ii) we subdivide or combine shares of Common Stock or declare a dividend payable in shares of Common Stock, other securities (other than stock purchase rights issued pursuant to the terms of any rights agreement) or other property, (iii) we effect a cash dividend that exceeds 10% of the trading price of the shares of Common Stock or any other dividend or distribution in the form of cash or a repurchase of shares of Common Stock that our board determines is special or extraordinary or that is in connection with a recapitalization or reorganization, or (iv) any other event shall occur which, in the case of this clause (iv), in the judgment of our committee requires an adjustment to prevent dilution or enlargement of the benefits intended to be made available under the Plan, then our compensation committee will, in a manner it deems equitable, adjust any or all of (A) the number and type of shares of Common Stock subject to the Plan and which may, after the event, be made the subject of awards; (B) the per participant limits under the Plan; (C) the number and type of shares of Common Stock subject to outstanding awards; (D) the grant, purchase or exercise price with respect to any award; and (E) to the extent such discretion does not cause an award that is intended to qualify as performance-based compensation under Code Section 162(m) to lose its status as such, the performance goals of an award. In any such case, our compensation committee may also provide for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award.

In the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of our Common Stock (including a reverse stock split), if no action is taken by our compensation committee, adjustments described above that are proportionate will automatically be made as of the date of such stock dividend or subdivision or combination of our Common Stock.

Repricing and Backdating Prohibited.  Except for the adjustments provided for in the Plan, neither our compensation committee nor any other person may decrease the exercise price for any outstanding stock option or stock appreciation right after the date of grant nor allow a participant to surrender an outstanding option or stock appreciation right to us as consideration for the grant of a new option or stock appreciation right with a lower exercise price. In addition, our compensation committee may not make a grant of an option or a stock appreciation right with a grant date that is effective prior to the date our compensation committee takes action to approve such award.

Term of Plan.  Unless earlier terminated by our board, the Plan will terminate on, and no awards may be issued after, September 29, 2014.

Termination and Amendment.  Our board or the compensation committee may amend, alter, suspend, discontinue or terminate the Plan at any time, subject to the following limitations:

•	our board must approve any amendment to the Plan if we determine such approval is required by prior action of the Board, applicable corporate law or any other applicable law;

•	shareholders must approve any amendment to the Plan if we determine that such approval is required by Section 16 of the Securities Exchange Act of 1934, the Code, the listing requirements of any principal securities exchange or market on which the shares are then traded or any other applicable law; and

•	shareholders must approve any amendment to the Plan that materially increases the number of shares of Common Stock reserved under the Plan or the limitations stated in the Plan on the number of shares of Common Stock that participants may receive through an award or that amends the provisions relating to the prohibitions on backdating and repricing of outstanding options and stock appreciation rights.

Our compensation committee may at any time amend any outstanding award agreement, but any amendment that decreases or impairs the rights of a participant under such agreement will not be effective unless consented to by the participant, except that consent shall not be required in the event an award is amended, adjusted or cancelled in connection with an adjustment in capitalization or change of control as contemplated by the Plan, and consent is not necessary for modifications of award granted after our initial public offering to the extent deemed necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which our Common Stock is then traded, or to preserve favorable accounting or tax treatment of any award.

Our committee’s authority to amend, alter, adjust, suspend, discontinue or terminate any award, waive any conditions or restrictions with respect to any award, and otherwise administer the Plan and any award and the authority of our board and our committee to amend the Plan, shall extend beyond the date of the Plan’s termination. Termination of the Plan shall not affect the rights of participants with respect to awards previously granted to them, and all unexpired awards will continue in force and effect after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

Certain U.S. Federal Income Tax Consequences.  The following summarizes certain U.S. federal income tax consequences relating to the Plan under current tax law.

Tax Consequences of Stock Options.  The grant of a stock option will create no income tax consequences to us or the recipient. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the Common Stock at such time over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. Upon the participant’s subsequent disposition of the shares of Common Stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis, i.e., the fair market value of the Common Stock on the exercise date.

In general, a participant will recognize no income or gain as a result of exercise of an incentive stock option (except that the alternative minimum tax may apply). Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of the Common Stock acquired pursuant to the exercise of an incentive stock option and we will not be allowed a deduction. If the participant fails to hold the shares of Common Stock acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of (a) the gain realized on the disposition, or (b) the excess of the fair market value of the shares of Common Stock on the exercise date over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.

Restricted Stock.  Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock is made, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time (less the amount, if any, the participant paid for such restricted stock). We will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis, i.e., the fair market value of the Common Stock on the date the restrictions lapse. Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and we will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then we will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to deduct any loss. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to such shares.

Performance Shares.  The grant of performance shares will create no income tax consequences for us or the participant. Upon the participant’s receipt of shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the fair market value of the shares received, except that if the participant receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described above. We will generally be entitled to a deduction in the same amount and at the same time as income is recognized by the participant. Upon the participant’s subsequent disposition of the shares, the participant will recognize capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis, i.e., the fair market value of the shares on the date the participant received the shares.

Performance Units and Restricted Stock Units.  The grant of a performance unit or restricted stock unit will create no income tax consequences to us or the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance or vesting period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If performance units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis, i.e., the fair market value of the shares on the date the employee received the shares.

Incentive Awards.  A participant who is paid an incentive award will recognize ordinary income equal to the amount of cash paid, and we will be entitled to a corresponding deduction in the same amount and at the same time.

Withholding.  In the event we are required to withhold any federal, state or local taxes or other amounts in respect of any income recognized by a participant as a result of the grant, vesting, payment or settlement of an award or disposition of any shares of Common Stock acquired under an award, we may deduct from any payments of any kind otherwise due the participant cash, or with the consent of our compensation committee, shares of Common Stock otherwise deliverable or vesting under an award, to satisfy such tax obligations. Alternatively, we may require such participant to pay to us or make other arrangements satisfactory to us regarding the payment to our company of the aggregate amount of any such taxes and other amounts. If shares of Common Stock are deliverable on exercise or payment of an award, then our compensation committee may permit a participant to satisfy all or a portion of the federal, state and local withholding tax obligations arising in connection with such award by electing to (i) have us withhold shares otherwise issuable under the award, (ii) tender back shares received in connection with such award, or (iii) deliver other previously owned shares, in each case having a fair market value equal to the amount to be withheld. However, the amount to be withheld may not exceed the total minimum tax withholding obligations associated with the transaction to the extent needed for us to avoid an accounting charge.

Additional Taxes Under Section 409A.  If an award under the Plan is considered non-qualified deferred compensation and such award is neither exempt from nor compliant with the requirements of Code Section 409A, then the participant will be subject to an additional 20% income tax on the value of the award when it is no longer subject to a substantial risk of forfeiture, as well as interest on the income taxes that were owed from the date of vesting to the date such taxes are paid.

No Guarantee of Tax Treatment.  Notwithstanding any provision of the Plan, we do not guarantee that (i) any award intended to be exempt from Code Section 409A is so exempt, (ii) any award intended to comply with Code Section 409A or Section 422 does so comply, or (iii) any award will otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will we or any of our affiliates indemnify, defend or hold harmless any individual with respect to the tax consequences of any award.

Section 162(m) Limit on Deductibility of Compensation.  Code Section 162(m) limits the deduction we can take for compensation we pay to our chief executive officer and the three other highest paid officers other than our chief financial officer (determined as of the end of each year) to $1 million per year per individual. However, as described under Proposal Six below, certain performance-based compensation that meets the requirements of Code Section 162(m) does not have to be included when determining whether the $1 million limit has been met. The Plan is designed so that awards granted to the covered individuals may meet the Code Section 162(m) requirements for performance-based compensation if our shareholder approval the material terms of the performance goals under which the compensation is to be paid.

New Plan Benefits

As described above, if our total revenues, net income and free cash flows are each at level equal to or above 100% of the targets set forth above, then a pool of options to purchase 684,600 shares of our Common Stock, which we refer to as “immediately vested stock options,” will be created. If our performance with respect to all three of the financial metrics is 120% or greater, then, in addition to the option pool, a cash bonus pool of $806,667, which we refer to as the “cash bonus pool,” will be created. In addition to the pool of options that will be created if our total revenues, net income and free cash flows are each at level equal to or above 100% of the targets set forth above, if we achieve at least 100% of each of the financial targets set forth above and our stock price equals or exceeds $5.00 per share for at least 20 trading days during any 90-day period during the option’s ten-year term, options to purchase a total of approximately 469,790 shares of Common Stock previously granted to our executive officers and other key employees would vest. The cash bonus pool and the pool of immediately vested stock options will be allocated according to the recommendations of our chief executive officer with respect to all named executive officers and other senior executives (other than our chief executive officer), subject to review and concurrence by the compensation committee, and the committee will determine the allocation of a portion of the option and cash bonus pools to our chief executive officer. With respect to all other employees, our chief executive officer will coordinate with the applicable senior officers and other managers to determine an appropriate allocation of options and/or cash bonuses to individual employees. Aside from our plans to create these currently unallocated pools, none of the awards that may be granted under the Plan in the future have been committed. Accordingly, we cannot currently determine the specific awards that may be granted under the Plan in the future to the executive officers named in this Proxy Statement, other officers or other persons. As of August 31, 2011, the closing price per share of our Common Stock on the NYSE Amex was $3.78.

Securities Authorized for Issuance under Equity Compensation Plans

The following table represents shares outstanding under our 2003 Stock Option Plan and the Plan as of June 30, 2011.

Equity Compensation Plan Information

Number of
Securities
	Number of		Remaining Available
	Securities to be		for Future
	Issued upon	Weighted-Average	Issuances under the
	Exercise of	Exercise Price of	Equity Compensation
Plan Category	Outstanding Options(1)	Outstanding Options	Plans(2)

Equity compensation plans approved by security holders	4,266,586	$3.88	889,563	(3)
Equity compensation plans not approved by security holders	—	—	—

Total	4,266,586	$3.88	889,563	(3)

(1)	Does not include the shares underlying the pool of options to purchase 684,600 shares described above that will be created if our total revenues, net income and free cash flows are each at level equal to or above 100% of the targets set forth above.

(2)	Excludes shares reflected in the column titled “Number of Securities to be Issued upon Exercise of Outstanding Options.”

(3)	Includes 250,000 shares reserved pursuant to our chief executive officer’s delegated authority from the board of directors to grant equity-based awards under the Plan.

RECOMMENDATION OF THE BOARD: The board recommends a vote FOR the amendment to the 2004 Stock and Incentive Awards Plan to increase the number of shares of Common Stock authorized for issuance under the Plan by 1,000,000 shares, contingent upon our achievement of at least 100% of each of the targeted financial metrics under our bonus program for fiscal 2012.

PROPOSAL SIX:

APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER OUR 2004 STOCK AND INCENTIVE AWARDS PLAN

We are requesting that our shareholders approve the material terms of the performance goals under our 2004 Stock and Incentive Awards Plan for purposes of qualifying compensation awarded under the Plan as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

Section 162(m) prohibits us from taking a tax deduction for compensation in excess of $1.0 million that is paid to our chief executive officer and our NEOs, excluding our chief financial officer, and that is not considered “performance-based” compensation under Section 162(m). Section 162(m) imposes no limit on the deductibility of performance-based compensation. One of the requirements for performance-based compensation under Section 162(m) is that shareholders approve the material terms of the performance goals under which the compensation is to be paid, including the employees eligible to receive compensation, a description of the business criteria on which the performance goal is based and the maximum amount of compensation that could be paid to any employee.

We have not sought shareholder approval of the material terms of the performance goals in prior years because certain transition rules of Section 162(m) permitted us to treat as performance-based compensation that is not subject to the $1.0 million cap certain compensation because we were a newly public company. Specifically, the transition rules allowed us to great as performance-based compensation the following: (i) the compensation resulting from the exercise of stock options that we granted prior to our initial public offering; (ii) the compensation payable under bonus arrangements that were in place prior to our initial public offering; and (iii) compensation resulting from the exercise of stock options, or the vesting of restricted stock, that we may grant during the period that began after the closing of our initial public offering. These transition rules generally cease to apply as of this year’s annual meeting, and we are therefore seeking shareholder approval at the annual meeting.

We encourage you to read the full description of the material terms of the Plan, including the material terms of the Plan’s performance goals, that is set forth in Proposal Five above, and we incorporate that description into this Proposal Six by reference. For purposes of this Proposal Six, however, the material terms of the performance goals of the Plan for purposes of Section 162(m) are also repeated below.

Eligible Employees.  All of our and our affiliates’ employees and directors and all consultants or advisors who provide services to us or our affiliates are eligible to be granted awards under the Plan. Our compensation committee designates individuals to become participants in the Plan. Awards are granted exclusively as compensation for the performance of those services a participant is already performing or reasonably may be expected to perform in his or her respective position. Our compensation committee’s designation of a participant in any year does not require the committee to designate the person to receive an aware in any other year.

Business Criteria.  For purposes of the Plan, awards that may be earned on the achievement of performance goals may be earned on the basis of any goals our compensation committee establishes that relate to one or more of the following business criteria with respect to our company or any one or more of our subsidiaries, affiliates or other business units: net sales; cost of sales; revenue; gross income; net income; operating income; income from continuing operations; earnings (including before taxes, and/or interest and/or depreciation and amortization); earnings per share (including diluted earnings per share); price per share; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; net operating profit; ratio of debt to debt plus equity; return on shareholder equity; return on capital; return on assets; operating working capital; average accounts receivable; economic value added; customer satisfaction; operating margin; profit margin; sales performance; sales quota attainment; new sales; cross/integrated sales; customer engagement; internal revenue growth; and client retention. In addition, in the case of awards that the Committee determines will not be considered “performance-based compensation” under Code Section 162(m), our compensation committee may establish other performance goals not listed in the Plan.

As to each performance goal, the relevant measurement of performance shall be computed in accordance with generally accepted accounting principles, if applicable, but our compensation committee may, at the time of establishing the performance goals exclude the effects of (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition.

Maximum Amount of Compensation.  Under the terms of the Plan, no participant may be granted awards that could result in such participant:

•	receiving options for, and/or stock appreciation rights with respect to, more than 300,000 shares of Common Stock during any fiscal year of our company;

•	receiving awards of restricted stock and/or restricted stock units relating to more than 150,000 shares of Common Stock during any fiscal year of our company;

•	receiving awards of performance shares and/or awards of performance units the value of which is based on the fair market value of a share of Common Stock, for more than 150,000 shares of Common Stock during any fiscal year of our company;

•	receiving awards of performance units the value of which is not based on the fair market value of a share of Common Stock, for more than $2,000,000 during any fiscal year of our company;

•	receiving other stock-based awards relating to more than 100,000 shares during any fiscal year of our company;

•	receiving an annual incentive award in any single fiscal year of our company that would pay more than $2,000,000; or

•	receiving a long-term incentive award in any single fiscal year of our company that would pay more than $2,000,000.

Each of these limitations is subject to adjustment as described in the Plan.

All awards granted under the Plan are evidenced by a written award agreement specifying the type of award granted, the duration of the award, the number of shares to which the award pertains, if applicable, and such other provisions as our compensation committee determines.

RECOMMENDATION OF THE BOARD: The board recommends a vote FOR approval of the material terms of the performance goals under our 2004 Stock and Incentive Awards Plan for purposes of qualifying compensation awarded under the Plan as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person to whom a copy of this proxy statement has been delivered, upon written or oral request, a copy of our Annual Report on Form 10-K for our fiscal year ended March 31, 2011 filed on July 22, 2011. Requests should be made to our Board Secretary at our principal executive offices located at 2210 Woodland Drive, Manitowoc, Wisconsin 54220; telephone number (800) 660-9340.

SHAREHOLDER PROPOSALS

We did not receive any shareholder proposals for inclusion in this year’s proxy statement. All shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) for presentation at our 2012 annual meeting of shareholders must be received at our offices located at 2210 Woodland Drive, Manitowoc, Wisconsin 54220, by May 12, 2012, for inclusion in our proxy statement for our 2012 annual meeting.

A shareholder who intends to present business, other than a shareholder proposal pursuant to Rule 14a-8, or nominate a director at our 2012 annual meeting must comply with the requirements set forth in our bylaws. Among other things, a shareholder must give written notice to our Board Secretary on or before December 31, 2011, unless our 2012 annual meeting is on or after May 1, 2012, in which case notice must be received not later than the close of business on the day which is determined by adding to December 31, 2011 the number of days starting with May 1, 2012 and ending on the date of the 2011 annual meeting. By way of example, if our 2012 annual meeting takes place on October 26, 2012, then such notice to be timely must be received not later than the close of business on June 27, 2012.

If the notice is not timely received in accordance with the foregoing, then we are not required to present such proposal at the 2012 annual meeting because the notice will be considered untimely. If our board of directors chooses to present such a shareholder proposal submitted after its due date at the 2012 annual meeting, then the persons named in proxies solicited by our board of directors for the 2012 annual meeting may exercise discretionary voting power with respect to such proposal.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders who wish to communicate with our board or with particular directors may send correspondence to our Board Secretary at Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220. Our Board Secretary will forward all appropriate communications to our board or to particular directors as directed or as appropriate. Shareholders may also communicate directly with non-management directors of our board by directing communications to Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220, Attn: Chairman of the Board.

MAILINGS TO HOUSEHOLDS

To reduce duplicate mailings, we are now sending only one copy of any proxy statement or annual report to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders. upon written request, we will promptly deliver a separate copy of any annual report or proxy statement to a shareholder at a shared address.

If you wish to receive separate copies of each proxy statement and annual report please notify us by writing or calling our Board Secretary at 2210 Woodland Drive, Manitowoc, Wisconsin 54220, telephone number (800) 660-9340. If you are receiving duplicate mailings, you may authorize us to discontinue mailings of multiple proxy statements and annual reports. To discontinue duplicate mailings, notify us by writing or calling our Board Secretary.

PROXY SOLICITATION

We will bear the costs of solicitation of proxies for our annual meeting. In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from shareholders by telephone, telegram, in person or otherwise. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with the solicitation. In addition to potential solicitation by our directors, officers and employees, we have engaged a professional proxy solicitation firm, D.F. King & Co., Inc., to assist in soliciting proxies for the meeting. We will bear the costs of the fees for D.F. King & Co., Inc., which we expect to be approximately $7,000, plus its expenses. Brokers, nominees, fiduciaries, and other custodians who are requested to forward soliciting material to the beneficial owners of our Common Stock held of record by them will be reimbursed for their reasonable expenses.

YOUR VOTE IS IMPORTANT.

THE PROMPT RETURN OF PROXIES WILL SAVE OUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

APPENDIX A

ORION ENERGY SYSTEMS, INC.
2004 STOCK AND INCENTIVE AWARDS PLAN
As Amended and Restated Effective December 24, 2007
and Amended October 27, 2010
and Proposed to be Amended October 26, 2011

Section 1.  Purpose

This 2004 Stock and Incentive Awards Plan, previously called the Equity Incentive Plan (the “Plan”), has been established by Orion Energy Systems, Inc. to advance two complementary purposes: (i) to attract and retain outstanding individuals to serve as officers, directors, employees, consultants and advisors and (ii) to increase shareholder value. The Plan is intended to enhance the Company’s ability to attract, retain and motivate persons who make or are expected to make important contributions to the Company, its Subsidiaries or Affiliates, by providing such persons with equity ownership opportunities and performance-based incentives, thereby better aligning the interests of such persons with those of the Company’s shareholders.

Section 2.  Definitions

“409A Subsidiary” means any corporation or other entity in an unbroken chain of corporations or other entities, beginning with the Company, in which each corporation or other entity (other than the last corporation or entity in the chain) has a controlling interest (within the meaning of Treasury regulation § 1.414(c)-2(b)(2)(i) except that the phrase “at least 50 percent” shall be used in place of “at least 80 percent” each place it appears therein) in the corporation or other entity; provided that the phrase “at least 20 percent” may be used in place of “at least 50 percent” with respect to the grant of non-qualified stock options or stock appreciation rights made to eligible individuals based on legitimate business criteria of the Company within the meaning of Code section 409A.

“Act” means the Securities Act of 1933, as amended from time to time. Any reference to a specific provision of the Act shall include any successor provision thereto.

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations of the Act;

“Award” means any award granted under the Plan.

“Board” means the Board of Directors of the Company.

“Beneficial Owner” means a Person, with respect to any securities which:

(i) such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase;

(ii) such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule l3d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this clause (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a Schedule l3D under the Act (or any comparable or successor report); or

(iii) are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii) above) or disposing of any voting securities of the Company.

“Change of Control” means, unless specified otherwise in an award agreement, the occurrence of any of the following:

(i) any Person (other than (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company (“Excluded Persons”)) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the IPO Date, pursuant to express authorization by the Board that refers to this exception) representing twenty percent (20%) or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: (A) individuals who, on the IPO Date, constituted the Board and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Act) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the IPO Date, or whose appointment, election or nomination for election was previously so approved (collectively the “Continuing Directors”); provided, however, that individuals who are appointed to the Board pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving the Company (or any direct or indirect subsidiary of the Company) shall not be Continuing Directors for purposes of this Agreement until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by the shareholders of the Company at a meeting of shareholders held following consummation of such merger, consolidation, or share exchange; and, provided further, that in the event the failure of any such persons appointed to the Board to be Continuing Directors results in a Change of Control, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change of Control occurred; or

(iii) the consummation of a merger, consolidation or share exchange of the Company with any other corporation or the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect subsidiary of the Company), in each case, which requires approval of the shareholders of the Company, other than (A) a merger, consolidation or share exchange which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the IPO Date, pursuant to express authorization by the Board that refers to this exception) representing twenty percent (20%) or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or

(iv) the consummation of a plan of complete liquidation or dissolution of the Company or a sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), in each case, which requires approval of the shareholders of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least seventy-five percent (75%) of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, no “Change of Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Company, an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions.

Notwithstanding the foregoing, if an Award is considered deferred compensation subject to the provisions of Code section 409A, and if a payment under such Award is triggered upon a “Change of Control,” then the foregoing definition shall be deemed amended as necessary to comply with Code section 409A.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations promulgated thereunder. Any reference to a specific provision of the Code shall include any successor provision thereto.

“Committee” means a committee appointed by the Board to administer the Plan. On and after the IPO Date, “Committee” means the compensation committee of the Board, each member of which shall qualify as a “nonemployee director” within the meaning of Rule 16b3 and as an “outside director” within the meaning of Code section 162(m).

“Company” means Orion Energy Systems, Inc., a Wisconsin corporation, and any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. Any reference to a specific provision of the Exchange Act shall include any successor provision thereto.

“Fair Market Value” means the value of a share of Stock on the relevant date as determined by the Committee in good faith. In determining Fair Market Value, the Committee may, but shall not be required to, rely on the most recent valuation determined by an independent appraiser. On the IPO Date, “Fair Market Value” shall mean the price at which a share of common stock of the Company is first sold to the public on the IPO Date. After the IPO Date, “Fair Market Value” shall mean the closing price of a share of Stock on the relevant date on the principal exchange on which the Stock is then traded, as reported in the Wall Street Journal, or if no sale shall have been made on such date, then on the last preceding day on which there was such a sale; provided that in the event a share of Stock is sold on the principal exchange, “Fair Market Value” in such case shall mean the actual sale price obtained for the share being sold.

“IPO Date” means the date on which the shares of the Company’s voting Common Stock are first sold to the public pursuant to an effective registration statement filed by the Company under the Act.

“Participant” means any eligible individual who is granted an Award hereunder.

“Performance Goals” means any goals the Committee establishes that relate to one or more of the following with respect to the Company or any one or more of its Subsidiaries, Affiliates or other business units: net sales; cost of sales; revenue; gross income; net income; operating income; income from continuing operations; earnings (including before taxes, and/or interest and/or depreciation and amortization); earnings per share (including diluted earnings per share); price per share; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; net operating profit; ratio of debt to debt plus equity; return on shareholder equity; return on capital; return on assets; operating working capital; average accounts receivable; economic value added; and customer satisfaction; operating margin; profit margin; sales performance; sales quota attainment; new sales; cross/integrated sales; customer engagement; internal revenue growth; and client retention. As to each Performance Goal, the relevant measurement of performance shall be computed in accordance with generally accepted accounting principles, if applicable; provided that, the Committee may, at the time of establishing the Performance Goal(s), exclude the effects of (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition. In the case of Awards that the Committee determines will not be considered performance-based compensation under Code section 162(m), or for purposes of exercising discretion to reduce the amount payable under any Award that is considered performance-based compensation under Code section 162(m), the Committee may establish other Performance Goals not listed in this Plan, including subjective, individual goals. Where applicable, the Performance Goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers or a percentage) in the particular criterion or achievement in relation to a peer group or other index. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

“Person” means any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

“Rule 16b3” means Rule 16b-3 under the Exchange Act.

“Stock” means the Common Stock of the Company, no par value.

“Subsidiaries” means any corporate entity of which at least fifty percent (50%) of the equity interest is held directly or indirectly by the Company.

Section 3.  Effective Date of Plan

The Plan shall become effective on September 30, 2004, subject, however, to the approval of the Plan by the shareholders of the Company at the next annual meeting of shareholders within twelve months following the date of adoption of the Plan by the Board. Awards granted under the Plan prior to its approval by shareholders shall be contingent on such shareholder approval. The Plan, as amended and restated, shall become effective on the IPO Date, subject, however, to the approval of the amended and restated Plan by the shareholders of the Company at the next annual meeting of shareholders within twelve months following the date of adoption of the Plan by the Board.

Section 4.  Administration

4.1.  Committee Authority.  The Plan shall be administered by the Committee. If at any time the Committee shall not be in existence, the Board shall administer the Plan. Subject to the terms of the Plan and applicable law, the Committee shall have full power and discretionary authority to: (a) grant Awards to eligible individuals under the Plan and to determine the type, terms and conditions of such Awards and the number of shares of Stock to which such Awards shall relate; (b) interpret and administer the Plan and any instrument or agreement relating to, or made under, the Plan; (c) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (d) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee’s decisions and determinations under the Plan need not be uniform and may be made selectively among eligible individuals, whether or not they are similarly situated.

4.2.  Delegation to Other Committees.  To the extent applicable law permits, the Board may delegate to another committee of the Board or to one or more officers of the Company, or the Committee may delegate to a sub-committee or to one or more officers of the Company, any or all of the authority and responsibility of the Committee under the Plan; provided that no such delegation is permitted with respect to Stock-based Awards made to individuals who are subject to Rule 16b3 or Code section 162(m) at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consistently entirely of “nonemployee directors” within the meaning of Rule 16b3 and as an “outside director” within the meaning of Code section 162(m). If the Board or the Committee has made such a delegation, then all references to the Committee in this Plan include such other committee, sub-committee or one or more officers to the extent of such delegation.

4.3.  Decisions Binding.  All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants and any other individual with a right under the Plan.

4.4.  Waiver of Conditions.  The Committee may, in whole or in part, waive any conditions or other restrictions with respect to any Award granted under the Plan.

Section 5.  Eligibility and Participation

All employees and directors of the Company, its Subsidiaries and Affiliates and all consultants or advisors who provide services to the Company, its Subsidiaries and Affiliates, are eligible to be granted Awards under the Plan. The Committee shall designate each individual who will become a Participant. An Award shall be granted exclusively as compensation for the performance of those services the Participant is already performing or reasonably may be expected to perform in his or her respective position within or for the Company, a Subsidiary or an Affiliate. The Committee’s designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year.

Section 6.  Stock Subject to Plan; Limits on Awards

6.1.  Number.  Subject to adjustment as provided in Section 6.3, the total number of shares of Stock which may be issued under the Plan shall be Six Million (6,000,000) shares, plus the total number of shares granted under the Company’s 2003 Stock Option Plan which are exchanged for new shares under the Plan or which are cancelled under the Company’s 2003 Plan. The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or treasury Stock.

6.2.  Unused Stock; Unexercised Rights.  If (a) any shares of Stock subject to an Award granted under the Plan, or to which any Award relates, are forfeited, (b) an Award otherwise terminates, expires or is canceled prior to the delivery of all of the shares of Stock or of other consideration issuable or payable pursuant to such Award, or (c) an Award is settled in cash, then the number of shares of Stock subject to such Award shall again be available for the granting of additional Awards under the Plan.

6.3.  Limits on Awards.  Subject to adjustment as provided in Section 6.4, the Company may issue only an aggregate of one million (1,000,000) shares of Stock upon the exercise of incentive stock options (within the meaning of Code section 422), and, after the IPO Date, no Participant may be granted Awards that could result in such Participant:

(a) receiving options for, and/or stock appreciation rights with respect to, more than 300,000 shares of Stock during any fiscal year of the Company;

(b) receiving Awards of restricted stock and/or restricted stock units relating to more than 150,000 shares of Stock during any fiscal year of the Company;

(c) receiving Awards of performance shares, and/or Awards of performance units the value of which is based on the Fair Market Value of shares of Common Stock, for more than 150,000 shares of Stock during any fiscal year of the Company;

(d) receiving Awards of performance units the value of which is not based on the Fair Market Value of shares of Stock, for more than $2,000,000 during any fiscal year of the Company;

(e) receiving other Stock-based Awards pursuant to Section 13.1 relating to more than 100,000 Shares during any fiscal year of the Company;

(f) receiving an annual incentive award in any single fiscal year of the Company that would pay more than $2,000,000; or

(g) receiving a long-term incentive award in any single fiscal year of the Company that would pay more than $2,000,000.

In all cases, determinations under this Section 6.3 should be made in a manner that is consistent with the exemption for performance-based compensation that Code section 162(m) provides.

6.4.  Adjustment in Capitalization.  If: (a) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; (b) the Company shall subdivide or combine the Stock or the Company shall declare a dividend payable in Stock, other securities (other than stock purchase rights issued pursuant to the terms of any rights agreement that the Company may authorize and issue in the future) or other property; (c) the Company shall effect a cash dividend the amount of which, on a per share of Stock basis, exceeds ten percent (10%) of the Fair Market Value of a share of Stock at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Stock in the form of cash, or a repurchase of Stock, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (d) any other event shall occur, which, in the case of this clause (d), in the judgment of the Board or Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Committee shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, adjust as applicable: (i) the number and type of shares of Stock subject to the Plan and which thereafter may be made the subject of Awards under the Plan; (ii) the per Participant Award limitations set forth in Section 6.3; (iii) the number and type of shares of Stock subject to outstanding Awards; (iv) the grant, purchase or exercise price with respect to any Award; and (v) to the extent such discretion does not cause an Award that is intended to qualify as performance-based compensation under Code section 162(m) to lose its status as such, the Performance Goals of an Award; or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award in exchange for cancellation of such Award or in lieu of any such adjustment; provided, however, in each case, that with respect to awards of incentive stock options no such adjustment shall be authorized to the extent that such authority would cause such options to cease to be treated as incentive stock options; and provided further, however, that the number of shares of Stock subject to any Award payable or denominated in Stock shall always be a whole number.

Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Stock (including a reverse stock split), if no action is taken by the Committee, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Stock.

Section 7.  Awards

All Awards granted under the Plan shall be evidenced by a written award agreement that shall specify the type of Award granted, the duration of the Award, the number of shares of Stock to which the Award pertains and such other provisions as the Committee shall determine.

Section 8.  Stock Options

8.1.  Grant of Options.  Subject to any limitations set forth in the Plan, the Committee shall have complete discretion in determining: (a) the eligible individuals to be granted an option to purchase Stock; (b) the number of shares of Stock to be subject to the option, and all other terms and conditions of the option; (c) whether the option is to be an incentive stock option within the meaning of Code section 422 or a nonqualified stock option; provided that, incentive stock options may be granted only to employees of the Company or a Subsidiary; and further provided that if an option is granted to an individual who is not providing services to the Company or a 409A Subsidiary at the date of grant, such option shall be considered a deferred compensation arrangement subject to Code section 409A to the extent provided therein; and (d) any other terms and conditions of the option as determined by the Committee in its sole discretion.

8.2.  Incentive Stock Options.  Incentive stock options shall be exercisable at purchase prices of not less than one hundred percent (100%) of the Fair Market Value of the Stock on the date of grant. Incentive stock options shall be exercisable over not more than ten (10) years after date of grant and shall terminate not later than three (3) months after termination of employment for any reason other than death or disability, except as otherwise provided by the Committee. If the Participant should terminate employment as a result of a disability (within the meaning of Code section 22(e)(3)), then the right of the Participant to exercise an incentive stock option shall terminate not later than twelve (12) months after the date of such termination of employment, except as otherwise provided by the Committee. In all other respects, the terms of any incentive stock option granted under the Plan shall comply with the provisions of Code section 422.

8.3.  Nonqualified Stock Options.  Nonqualified stock options will be exercisable at purchase prices of not less than one hundred percent (100%) of the Fair Market Value of the Stock on the date of grant. Nonqualified stock options will be exercisable over the period or on the date as determined by the Committee, which may not be later than ten (10) years after the date of grant, and shall terminate at such time as the Committee shall determine.

8.4.  Payment.  The Committee shall determine the methods and the forms for payment of the purchase price of options, including, but not limited to: (a) by cash; (b) by delivery of other shares or securities of the Company having a then Fair Market Value equal to the purchase price of such shares (including by attestation); (c) by any combination of the foregoing; (d) by having the Company withhold a number of shares otherwise deliverable pursuant to the exercise of the option having a Fair Market Value on the date of exercise equal to some or all of the purchase price; or (e) after the IPO Date, through a broker-facilitated cashless exercise procedure. Upon receipt of the payment of the entire purchase price for the shares so purchased (plus any taxes required by the Company to satisfy its withholding obligations pursuant to Section 18), certificates for such shares shall be delivered to the Participant (or beneficiary). The number of shares of Stock reserved for issuance under the Plan shall be reduced only by the number of shares issued.

8.5.  Limits on Incentive Stock Options.  To the extent the aggregate Fair Market Value of Stock (as determined on the date of grant), with respect to which incentive stock options granted under the Plan, or any other plan of the Company or its Subsidiaries, are exercisable by a Participant for the first time during any calendar year exceeds $100,000, then such option as to the excess shall be treated as a nonqualified stock option.

Section 9.  Stock Appreciation Rights

9.1.  Grant of Stock Appreciation Rights.  The Committee shall have the discretion to grant stock appreciation rights to any eligible individual; provided that if a stock appreciation right is granted to an individual who is not providing services to the Company or a 409A Subsidiary at the date of grant, such stock appreciation right shall be considered a deferred compensation arrangement subject to Code section 409A to the extent provided therein. A stock appreciation right may relate to an option, or may be granted independently of any option granted under the Plan. Subject to the terms of the Plan, the grant price (provided that the grant price shall not be less than the Fair Market Value of the shares subject to the stock appreciation right as determined on the date of grant), term, methods of exercise, methods of settlement and any other terms and conditions of any stock appreciation right shall be as determined by the Committee.

9.2.  Exercise or Maturity of Stock Appreciation Rights.  The Committee may impose such conditions or restrictions on the exercise of any stock appreciation right as it may deem appropriate. Unless otherwise determined by the Committee, stock appreciation rights that relate to a specific option granted under the Plan shall be exercisable or shall mature at such time or times, on the conditions and to the extent and in the proportion, that any related option is exercisable and may be exercised or mature for all or part of the shares of Stock subject to the related option.

9.3.  Effect of Exercise on Related Option.  Upon exercise of any number of stock appreciation rights, the equivalent number of shares subject to any related option shall be reduced and such shares may not again be subjected to an Award under the Plan. The exercise of any number of options shall result in an equivalent reduction in the number of shares covered by the related stock appreciation right and such shares may not again be subject to an Award under this Plan; provided, however, that if a stock appreciation right was granted for less than all of the shares covered by any related option, any such reduction shall be made at such time as, and only to the extent that, the number of shares exercised under the related option exceeds the number of shares not covered by the stock appreciation right.

Section 10.  Restricted Stock and Restricted Stock Units

10.1.  Awards.  The Committee shall have discretion to issue restricted stock or restricted stock units to any eligible individual, with or without payment therefor. Restricted stock shall be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on sale or other disposition and rights of the Company to reacquire such restricted stock upon termination of the Participant’s employment or service within specified periods. Restricted stock units shall be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, whether such units shall be settled in cash or with shares of Stock. Without limitation, such terms and conditions may provide that restricted stock or restricted stock units shall be subject to forfeiture if the Company and/or the Participant fails to achieve one or more Performance Goals established by the Committee over a designated period of time. The Committee shall certify in writing as to the degree of achievement after completion of the performance period. Notwithstanding the foregoing, if the restrictions imposed on restricted stock or restricted stock units lapse on the basis of the passage of time, the minimum ratable period of restriction shall be three (3) years from the date of grant of the Award, or if the restrictions lapse upon the achievement of one or more Performance Goals, the performance period must be a minimum of one year; provided that the Committee may provide in any award agreement or as determined in any individual case, that the restrictions shall lapse or be waived in whole or part in the event of terminations resulting from specified causes (such as death, disability or retirement) or upon a Change of Control.

10.2.  Registration.  Any restricted stock granted under the Plan to a Participant may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of restricted stock granted under the Plan to a Participant, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend (as determined by the Committee) referring to the terms, conditions and restrictions applicable to such restricted stock.

10.3.  Other Rights.  Unless otherwise determined by the Committee, during the period of restriction, Participants holding shares of restricted stock granted hereunder may exercise full voting rights with respect to those shares (if applicable) and shall be entitled to receive all dividends and other distributions paid or made with respect to those shares while they are so held; provided, however, that the Committee may provide in any grant of shares of restricted stock that payment of dividends thereon may be deferred until termination of the period of restriction and may be made subject to the same restrictions regarding forfeiture as apply to such shares of restricted stock. If any such dividends or distributions are paid in shares of Stock, the shares shall be subject to the same restrictions on transferability as the shares of restricted stock with respect to which they were paid.

10.4.  Forfeiture.  Except as otherwise determined by the Committee or as set forth in an award agreement, upon termination of employment or service of a Participant for any reason during the applicable period of restriction, all shares of restricted stock and restricted stock units still subject to restriction shall be forfeited by the Participant to the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to shares of restricted stock or restricted stock units held by a Participant at such time.

Section 11.  Performance Shares and Performance Units

11.1.  Issuance.  The Committee shall have discretion to grant performance shares or performance units to any eligible individual and shall have complete discretion in determining the number of performance units or performance shares granted to a Participant.

11.2.  Performance Shares.  The Committee may grant performance shares that the Participant may earn in whole or in part if one or more Performance Goals established by the Committee over a designated period of time consisting of one or more full fiscal years of the Company, Subsidiary or Affiliate are met. The Committee shall certify in writing as to the degree of achievement after completion of the performance period. The Committee shall have the discretion to satisfy an obligation to deliver a Participant’s performance shares by delivery of less than the number of shares of Stock earned together with a cash payment equal to the then Fair Market Value of the shares not delivered. The number of shares of Stock reserved for issuance under the Plan shall be reduced only by the number of shares delivered in respect of earned performance shares. At the time of making an Award of performance shares, the Committee shall set forth the consequences of the termination of a Participant’s employment or service prior to the expiration of the designated performance period in respect of which the performance shares are awarded.

11.3.  Performance Units.  The Committee may grant performance units to any eligible individual that consist of monetary units that the Participant may earn in whole or in part if one or more Performance Goals established by the Committee over a designated period of time consisting of one or more full fiscal years of the Company, Subsidiary or Affiliate are met. The Committee shall certify in writing as to the degree of achievement after completion of the performance period. Payment of a performance unit earned may be in cash or in shares of

Stock or in a combination of both, as the Committee in its sole discretion determines. The number of shares of Stock reserved for issuance under this Plan shall be reduced only by the number of shares delivered in payment of performance units. At the time of making an Award of performance units, the Committee shall set forth the consequences of the termination of a Participant’s employment or service prior to the expiration of the designated performance period in respect of which the performance units are awarded.

Section 12.  Shares in Lieu of Cash

The Committee is authorized to provide eligible individuals the opportunity to elect to receive shares of Stock in lieu of all or a portion of any cash bonuses under any incentive compensation programs and/or increases in base compensation, if any, or with respect to non-employee directors, in lieu of fees for services as a director, as in effect from time to time. Such shares shall be issued in an amount equal to (a) the equivalent dollar amount of compensation a Participant has elected to receive in Stock (subject to limits prescribed by the Committee) divided by (b) the Fair Market Value of a share of Stock (as determined by the Committee in advance or on the date the cash compensation to which the bonus shares relate would otherwise be payable) and shall be subject to such terms and conditions as the Committee deems appropriate, including, without limitation, restrictions on sale or other disposition. Notwithstanding the provisions of Section 6.1, if the Company satisfies its obligations to issue shares of Stock under this Section 12 by purchasing such shares on the principal exchange on which the Stock is then traded, such purchased shares shall not reduce the total number of shares reserved for issuance under the Plan as described in Section 6.1.

Section 13.  Other Awards

13.1.  Other Stock-Based Awards.  Other Awards, valued in whole or in part by reference to, or otherwise based on, shares of Stock, may be granted either alone or in addition to or in conjunction with other Awards for such consideration, if any, and in such amounts and having such terms and conditions as the Committee may determine.

13.2.  Other Benefits.  The Committee shall have the right to provide types of benefits under the Plan in addition to those specifically listed, if the Committee believes that such benefits would further the purposes for which the Plan was established.

13.3.  Limitations.  Grants of other awards pursuant to this Section 13 that are considered “full value” awards, such as grants of Stock, and that become vested on the basis of the passage of time, must have a minimum ratable vesting period over three (3) years from the date of grant, or if the award is earned based upon the attainment of one or more Performance Goals, then the performance period must be a minimum of one year from the date of grant; provided that no minimum vesting period shall be required for the grant of other stock-based awards if the number of shares of Stock subject to such awards does not exceed five percent (5%) of the aggregate number of shares reserved for issuance under Section 6.1.

Section 14.  Annual Incentive Awards

Subject to the terms of this Plan, the Committee is authorized to grant an annual incentive award to eligible individuals, which award will provide for a cash payment if one or more Performance Goals established by the Committee over a designated period of time consisting of one full fiscal years of the Company, Subsidiary or Affiliate are met; provided that if the Award is made in the year in which the IPO Date occurs, at the time of commencement of employment with the Company or on the occasion of a promotion, then the Award may relate to a period shorter than one fiscal year. At the time of making an annual incentive award, the Committee shall set forth the potential amount payable, the timing of payment, and the consequences of the termination of a Participant’s employment or service prior to the expiration of the designated performance period in respect of which the annual incentive award is made. The Committee shall certify in writing as to the degree of achievement after completion of the performance period.

Section 15.  Long-Term Incentive Awards

Subject to the terms of this Plan, the Committee is authorized to grant a long-term incentive award to eligible individuals, which award will provide for a cash payment if one or more Performance Goals established by the Committee over a designated period of time consisting of more than one full fiscal years of the Company, Subsidiary or Affiliate are met. At the time of making a long-term incentive award, the Committee shall set forth the potential amount payable, the timing of payment, and the consequences of the termination of a Participant’s employment or service prior to the expiration of the designated performance period in respect of which the incentive award is made. The Committee shall certify in writing as to the degree of achievement after completion of the performance period.

Section 16.  Transferability

Each Award granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, except that a Participant may, to the extent allowed by the Committee and in a manner specified by the Committee (a) designate in writing a beneficiary to exercise the Award after the participant’s death; or (b) transfer any Award; provided, however, that an incentive stock option may only be exercised by the Participant during the life of the Participant, and may not be transferred other than by will or the laws of descent and distribution.

Section 17.  Rights of Participants

Nothing in the Plan shall interfere with or limit in any way the right of the Company, Subsidiary or Affiliate to terminate any Participant’s employment or service at any time nor confer upon any Participant any right to continue in the employ or service of the Company, Subsidiary or Affiliate.

Section 18.  Change of Control

18.1.  Effect of Change of Control.  In order to preserve a Participant’s rights under an Award in the event of a Change of Control, the Committee in its discretion may, at the time an Award is made or at anytime thereafter, take one or more of the following actions: (a) provide for the acceleration of any time period, or the deemed achievement of any Performance Goals, relating to the exercise or realization of the Award; (b) provide for the purchase of the Award for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable; (c) adjust the terms of the Award in the manner determined by the Committee to reflect the Change of Control; (d) cause the Award to be assumed, or new right substituted therefor, by another entity; or (e) make such other provision as the Committee may consider equitable and in the best interests of the Company.

Except as otherwise expressly provided in any agreement between a Participant and the Company or an Affiliate, if the receipt of any payment by a Participant under the circumstances described above with regards to Awards granted on or after the IPO Date, would result in the payment by the Participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment shall be reduced to the extent required to prevent the imposition of such excise tax.

18.2.  Amendment or Rescission.  Notwithstanding anything contained in this Section 18, the Board may, in its sole and absolute discretion, amend, modify or rescind the provisions of this Section 18 if it determines that the operation of this Section 18 may prevent a transaction in which the Company, a Subsidiary or any Affiliate is a party from receiving desired tax treatment, including without limitation requiring that each Participant receive a replacement or substitute Award issued by the surviving or acquiring corporation.

18.3.  Issuance or Assumption.  Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Committee may authorize the issuance or assumption of awards under this Plan upon such terms and conditions as it may deem appropriate.

Section 19.  Amendment, Modification and Termination of Plan

19.1.  Amendments and Termination.  The Board or Committee may at any time amend, alter, suspend, discontinue or terminate the Plan, subject to the following limitations:

(a) the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (i) action of the Board, (ii) applicable corporate law, or (iii) any other applicable law;

(b) shareholders must approve any amendment of this Plan to the extent the Company determines such approval is required by: (i) Section 16 of the Exchange Act, (ii) the Code, (iii) the listing requirements of any principal securities exchange or market on which the Shares are then traded, or (iv) any other applicable law; and

(c) shareholders must approve any of the following Plan amendments: (i) an amendment to materially increase any number of Shares specified in Section 6.1 or the limits set forth in Section 6.3) (except as permitted by Section 6.4), or (B) an amendment that would diminish the protections afforded by Section 19.4.

The Committee may at any time amend any outstanding Award agreement; provided, however, that any amendment that decreases or impairs the rights of a Participant under such agreement shall not be effective unless consented to by the Participant in writing, except that Participant consent shall not be required in the event an Award as amended, adjusted or cancelled under Section 6.4 or Section 18, and effective for Awards made on or after the IPO Date, the Committee need not obtain Participant (or other interested party) consent for modification of an Award to the extent deemed necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which the Shares are then traded, or to preserve favorable accounting or tax treatment of any Award for the Company.

19.2.  Term of Plan.  Unless terminated earlier by the Board pursuant to Section 19.1, the Plan shall terminate on, and no Award shall be granted under the Plan after, September 29, 2014.

19.3.  Survival Following Termination.  Notwithstanding the foregoing, to the extent provided in the Plan, the authority of (a) the Committee to amend, alter, adjust, suspend, discontinue or terminate any Award, waive any conditions or restrictions with respect to any Award, and otherwise administer the Plan and any Award and (b) the Board or Committee to amend the Plan, shall extend beyond the date of the Plan’s termination. Termination of the Plan shall not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards shall continue in force and effect after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

19.4.  Repricing and Backdating Prohibited.  Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 6.4, neither the Committee nor any other person may decrease the exercise price for any outstanding Option or SAR after the date of grant nor allow a Participant to surrender an outstanding Option or SAR to the Company as consideration for the grant of a new Option or SAR with a lower exercise price. In addition, the Committee may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Committee takes action to approve such Award.

19.5.  Foreign Participation.  To assure the viability of Awards granted to Participants employed or residing in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 19.1.

19.6.  Code section 409A.  The provisions of Code section 409A are incorporated herein by reference to the extent necessary for any Award that is subject to Code section 409A to comply therewith.

Section 20.  Taxes

20.1.  Withholding.  The Company shall be entitled to withhold from any payment made hereunder or from any payment otherwise owing to the holder of an Award, the amount of any tax attributable to any amount payable, or shares of Stock deliverable, under the Plan, after giving the person entitled to receive such amount or shares of Stock notice as far in advance as practicable, and the Company may defer making payment or delivery under such Award if any such tax may be pending unless and until indemnified to its satisfaction. The Committee may, in its discretion, permit a Participant to pay all or a portion of the federal, state and local withholding taxes arising in connection with the payment, realization or vesting of an Award by electing to (a) have the Company withhold shares of Stock, (b) tender back shares of Stock received in connection with such benefit, or (c) deliver other previously owned shares of Stock, having a Fair Market Value equal to the amount to be withheld; provided, however, that the amount to be withheld shall not exceed the Participant’s statutory minimum total federal, state and local tax obligations associated with the transaction. The election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as required by the Committee. The Fair Market Value of fractional shares of Stock remaining after payment of the withholding taxes shall be paid to the Participant in cash.

20.2.  Cash Bonus.  The Committee may, in its discretion, grant a cash bonus to a Participant to enable the Participant to pay all or a portion of the federal, state or local tax liability incurred by the Participant upon the vesting, exercise, payment or settlement of any Award. The Company shall deduct from any cash bonus such amount as may be required for the purpose of satisfying the Company’s obligation to withhold federal, state or local taxes.

20.3.  No Guarantee of Tax Treatment.  Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (a) any Award intended to be exempt from Code section 409A shall be so exempt, (b) any Award intended to comply with Code section 409A or Code section 422 shall so comply, (c) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

Section 21.  Stock Transfer Restrictions

21.1.  Restriction on Transfer.  Shares of Stock issued under the Plan may not be sold or otherwise disposed of except (a) pursuant to an effective registration statement under the Act, or in a transaction which, in the opinion of counsel for the Company, is exempt from registration under the Act; and (b) in compliance with state securities laws. Further, as a condition to issuance of shares of Stock under the Plan, the Participant, his beneficiary or his heirs, legatees or legal representatives, as the case may be, shall execute and deliver to the Company a restrictive stock transfer agreement in such form, and subject to such terms and conditions, as shall be reasonably determined or approved by the Committee, which agreement, among other things, may impose certain restrictions on the sale or other disposition of any shares of Stock acquired under the Plan. The Committee may waive the foregoing restrictions, in whole or in part, in any particular case or cases or may terminate such restrictions whenever the Committee determines that such restrictions afford no substantial benefit to the Company.

21.2.  Additional Restrictions; Legends.  All shares delivered under the Plan pursuant to any Award shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the Plan and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any certificates for Shares to make appropriate references to such restrictions.

Section 22.  Miscellaneous

22.1.  Other Terms.  The grant of any Award under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including, without limitation, provisions for (a) the purchase of Stock under options in installments; (b) the financing of the purchase of Stock under the options in the form of a promissory note issued to the Company by a Participant on such terms and conditions as the Committee determines; (c) restrictions on resale or other disposition; and (d) compliance with federal or state securities laws and stock exchange or market requirements.

22.2.  No Fractional Shares.  No fractional shares or other securities shall be issued or delivered pursuant to the Plan, and the Committee shall determine (except as otherwise provided in the Plan) whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares or other securities, or whether such fractional shares or other securities or any rights thereto shall be canceled, terminated or otherwise eliminated.

22.3.  General Restrictions.  Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

22.4.  Issuance of Certificate.  To the extent the Plan provides for the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

22.5.  Employment and Service.  The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as a director, consultant or advisor. Unless determined otherwise by the Committee, for purposes of the Plan and all Awards, the following rules shall apply:

(a) a Participant who transfers employment between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment;

(b) a Participant who ceases to be a non-employee director because he or she becomes an employee of the Company or an Affiliate shall not be considered to have ceased service as a director with respect to any Award until such Participant’s termination of employment with the Company and its Affiliates;

(c) a Participant who ceases to be employed by the Company or an Affiliate and immediately thereafter becomes a non-employee director of the Company or an Affiliate, or a consultant or advisor to the Company or any Affiliate shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant or advisor to, the Company and its Affiliates has ceased; and

(d) a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.

Notwithstanding the foregoing, for purposes of an Award that is subject to Code section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon his or her “separation from service” within the meaning of Code section 409A.

Section 23.  Legal Construction

23.1.  Requirements of Law.  The granting of Awards under the Plan and the issuance of shares of Stock in connection with an Award, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

23.2.  Governing Law.  The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Wisconsin, without reference to any conflict of law principles thereof. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, or for recognition and enforcement of any judgment in respect thereof, may only be brought and determined in a court sitting in the County of Sheboygan in the State of Wisconsin.

23.3.  Limitations on Actions.  With regard to Awards granted on or after the IPO Date, any legal action or proceeding with respect to this Plan, any Award or any award agreement, must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

23.4.  Severability.  If any provision of the Plan or any award agreement or any Award (a) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (b) would disqualify the Plan, any award agreement or any Award under any law deemed applicable by the Committee, then such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, award agreement or Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan, such award agreement and such Award shall remain in full force and effect.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below:	☐
COMPANY #

TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE
OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
The Board of Directors Recommends a Vote FOR Items 1, 2, 4, 5 and 6 and FOR “1 Year” on Item 3.

1.	Election of directors:	01 02	Michael J. Potts Elizabeth Gamsky Rich	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

ò  Please fold here – Do not separate   ò

2.	Advisory vote on the approval of the compensation of the Company’s named executive officers as disclosed in the proxy statement.	☐	For	☐	Against	☐	Abstain

3.	Advisory vote on the frequency of the advisory shareholder vote on the compensation of the Company’s named executive officers.	☐	1 Year	☐	2 Years	☐	3 Years	☐	Abstain

4.	Ratification of BDO USA, LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2012.	☐	For	☐	Against	☐	Abstain

5.	Proposal to approve an amendment of the Company’s 2004 Stock and Incentive Awards Plan to increase the number of shares authorized for issuance thereunder, contingent on achievement of certain specified financial objectives for fiscal 2012.	☐	For	☐	Against	☐	Abstain

6.	Proposal to approve the material terms of the performance goals under the Company’s 2004 Stock and Incentive Awards Plan for purposes of qualifying compensation awarded under the Plan as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.	☐	For	☐	Against	☐	Abstain

7.	On such other matters that may properly come before the annual meeting in accordance with the best judgment of the persons named as proxies.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE TWO DIRECTOR NOMINEES INDICATED ABOVE, FOR ITEMS 2, 4, 5 AND 6 AND FOR 1 YEAR ON ITEM 3. IT WILL ALSO BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES NAMED HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Date

Signature(s) in Box
Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

ORION ENERGY SYSTEMS, INC.
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, October 26, 2011
1:00 p.m. (Local Time)
Corporate Headquarters
2210 Woodland Drive
Manitowoc, Wisconsin 54220

ORION ENERGY SYSTEMS, INC. 2210 Woodland Drive Manitowoc, Wisconsin 54220	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on October 26, 2011.
The undersigned hereby appoints Neal R. Verfuerth and Scott R. Jensen, and each of them, proxies with full power of substitution to vote all shares of Common Stock of Orion Energy Systems, Inc. of record in the name of the undersigned at the close of business on August 31, 2011 at the Annual Meeting of Shareholders of Orion Energy Systems, Inc. to be held on October 26, 2011, or at any adjournment or postponement thereof.
I further acknowledge receipt of the Notice of the Annual Meeting, the Proxy Statement and the Annual Report on Form 10-K, and I hereby revoke any other proxy I may have executed previously for the 2011 Annual Meeting of Shareholders.
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.eproxy.com/oesx	1-800-560-1965
Mark, sign and date your proxy
Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
until 12:00 p.m. (CT) on	vote your proxy until 12:00 p.m.	postage-paid envelope provided.
October 25, 2011.	(CT) on October 25, 2011.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.
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